UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )
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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement

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☑	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

CARDIOVASCULAR SYSTEMS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CARDIOVASCULAR SYSTEMS, INC.
1225 Old Highway 8 NW
St. Paul, Minnesota 55112
Telephone: 877-CSI-0360

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of Cardiovascular Systems, Inc. (the “Company” or “CSI”) on Wednesday, November 11, 2020, at 10:00 a.m. (Central Time). A notice of the Annual Meeting and a Proxy Statement covering the formal business of the Annual Meeting appear on the following pages.

This year’s Annual Meeting will be a virtual meeting that will be conducted live via webcast. You will be able to attend the Annual Meeting online and submit your questions during the Annual Meeting by visiting www.virtualshareholdermeeting.com/CSII2020. You will also be able to vote your shares electronically at the Annual Meeting.

We are excited to continue to utilize the latest technology to provide ready access, real-time communication and cost savings for our stockholders and the Company. We believe that hosting a virtual Annual Meeting will facilitate stockholder attendance and participation from any location in the world.

Whether or not you plan to attend the virtual Annual Meeting, please promptly submit your proxy by telephone or Internet or, if you received a copy of the printed proxy materials, by completing and signing the enclosed proxy card or voting instruction card and returning it in the postage-paid envelope provided. This will ensure that your shares are represented at the Annual Meeting. If you submit a proxy, you may revoke it any time before the final vote at the Annual Meeting. If you attend and wish to vote at the Annual Meeting, you will be able to do so even if you have previously submitted your proxy.
Thank you for your continued support of and interest in Cardiovascular Systems, Inc.

Sincerely,
Scott R. Ward
Chairman of the Board,
President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on November 11, 2020 at 10:00 a.m. (Central Time)

The 2020 Annual Meeting of Stockholders (the “Annual Meeting”) of Cardiovascular Systems, Inc. will be held as a virtual meeting. You will be able to attend, vote your shares, and submit questions during the Annual Meeting via a live webcast available at www.virtualshareholdermeeting.com/CSII2020. The following items of business will be considered and acted upon at the Annual Meeting:

1. To elect as Class III directors to hold office until the fiscal 2023 Annual Meeting of Stockholders, the following nominees recommended by the Board of Directors: Martha Goldberg Aronson, William Cohn, M.D. and Stephen Stenbeck.
2. To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for its fiscal year ending June 30, 2021.
3. To approve, on an advisory basis, the compensation paid to the Company’s Named Executive Officers.
4. To conduct any other business properly brought before the Annual Meeting.

These items of business are more fully described in the proxy statement accompanying this Notice.
The record date for the Annual Meeting is September 14, 2020. Only stockholders of record at the close of business on that date may vote at the Annual Meeting or any adjournment thereof.
By Order of the Board of Directors,
Sincerely,
Alexander Rosenstein
General Counsel and Corporate Secretary
St. Paul, Minnesota
September 29, 2020

You are cordially invited to attend the Annual Meeting. Whether or not you expect to attend the Annual Meeting, please submit your proxy. You may submit your proxy over the telephone or the Internet as instructed in the accompanying proxy statement. If you received a proxy card or voting instruction card by mail, you may submit your proxy or voting instructions by completing, signing, dating and mailing your proxy card or voting instruction card in the envelope provided. Any stockholder attending the Annual Meeting online may vote at the Annual Meeting, even if you already returned a proxy card or voting instruction card or submitted your proxy over the telephone or the Internet. Please note, however, that in order to vote at the Annual Meeting, you must have the 16-digit control number provided on your proxy card, voting instruction card or Notice of Internet Availability of Proxy Materials, as discussed in the accompanying proxy statement.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
ANNUAL MEETING TO BE HELD ON NOVEMBER 11, 2020:
The Proxy Statement and Fiscal 2020 Annual Report to Stockholders are available at www.proxyvote.com and www.csi360proxy.com

CARDIOVASCULAR SYSTEMS, INC.
1225 Old Highway 8 NW
St. Paul, Minnesota 55112
Telephone: 877-CSI-0360
PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON NOVEMBER 11, 2020

INFORMATION CONCERNING SOLICITATION AND VOTING

The Board of Directors of Cardiovascular Systems, Inc. (the “Company”) is soliciting your proxy to vote at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held as a virtual meeting via a live webcast available at www.virtualshareholdermeeting.com/CSII2020 on Wednesday, November 11, 2020, at 10:00 a.m. (Central Time), including at any adjournments or postponements of the Annual Meeting. You are invited to attend the Annual Meeting online to vote on the proposals described in this proxy statement. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card or voting instruction card if you received paper copies of the proxy materials or follow the instructions below to submit your proxy over the telephone or the Internet.

In accordance with rules and regulations adopted by the U.S. Securities and Exchange Commission (the “SEC”), we have elected to provide our beneficial owners and stockholders of record access to our proxy materials over the Internet. Beneficial owners are stockholders whose shares are held in the name of a broker, bank or other nominee (i.e., in “street name”). Accordingly, a Notice of Internet Availability of Proxy Materials (the “Notice”) will be mailed on or about September 29, 2020 to our beneficial owners and stockholders of record who owned our common stock at the close of business on September 14, 2020. Beneficial owners and stockholders of record will have the ability to access the proxy materials on a website referred to in the Notice or request a printed set of the proxy materials be sent to them by following the instructions in the Notice. Beneficial owners and stockholders of record who have previously requested to receive paper copies of our proxy materials will receive paper copies of the proxy materials instead of a Notice.

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL, VOTING AND PARTICIPATION IN THE ANNUAL MEETING

Why did I receive in the mail a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?

We are pleased to take advantage of the SEC rule that allows companies to furnish their proxy materials over the Internet. Accordingly, we have sent to our beneficial owners and stockholders of record a Notice of Internet Availability of Proxy Materials. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found in the Notice. Our stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. A stockholder’s election to receive proxy materials in printed form by mail or electronically by email will remain in effect until the stockholder terminates its election.

Why did I receive a full set of proxy materials in the mail instead of a Notice of Internet Availability of Proxy Materials?

We are providing paper copies of the proxy materials instead of a Notice to beneficial owners and stockholders of record who have previously requested to receive paper copies of our proxy materials. If you are a beneficial owner or stockholder of record who received a paper copy of the proxy materials, and you would like to reduce the environmental impact and the costs incurred by us in mailing proxy materials, you may elect to receive all future proxy materials electronically via email.

You can choose to receive our future proxy materials electronically via email by visiting www.proxyvote.com. Your choice to receive proxy materials electronically via email will remain in effect until you instruct us otherwise by following the instructions contained in your Notice and visiting www.proxyvote.com, sending an email to sendmaterial@proxyvote.com, or calling 1-800-579-1639.

The SEC has enacted rules that permit us to make available to stockholders electronic versions of the proxy materials even if the stockholder has not previously elected to receive the materials in this manner. We have chosen this option in connection with the Annual Meeting with respect to both our beneficial owners and stockholders of record.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on September 14, 2020, the record date for the Annual Meeting, will be entitled to vote at the virtual Annual Meeting through www.virtualshareholdermeeting.com/CSII2020. On the record date, there were 40,128,569 shares of common stock of the Company outstanding and entitled to vote at the Annual Meeting.

Stockholder of Record: Shares Registered in Your Name

If, on September 14, 2020, your shares were registered directly in your name with the Company’s transfer agent, Broadridge Corporate Issuer Solutions, Inc., then you are a stockholder of record. As a stockholder of record, you may vote at the virtual Annual Meeting through www.virtualshareholdermeeting.com/CSII2020 or vote by proxy prior to the Annual Meeting. Whether or not you plan to attend the virtual Annual Meeting, we urge you to submit your proxy by completing, signing, dating and mailing your proxy card in the envelope provided, if you received paper copies of the proxy materials, or submit your proxy over the telephone or the Internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If, on September 14, 2020, your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker, bank or other nominee regarding how to vote the shares in your account. You are also invited to attend the virtual Annual Meeting; however, to vote online at the virtual Annual Meeting, you will need the 16-digit control number included with your voting instruction card or voting instructions you received from your broker, bank, or other nominee.

What am I voting on?

There are three matters scheduled for a vote:

•Election of each of the following nominees recommended by the Board of Directors to be a Class III director and to hold office until the fiscal 2023 Annual Meeting of Stockholders: Martha Goldberg Aronson, William Cohn, M.D. and Stephen Stenbeck.
•Ratification of the appointment by the Audit, Risk Management and Finance Committee of the Company’s Board of Directors of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for its fiscal year ending June 30, 2021.
•Approval, on an advisory basis, of the compensation paid to the Company’s Named Executive Officers.

How do I vote?

•For the election of each nominee to the Board of Directors, you may vote “For” or “Against” or abstain from voting.
•For the ratification of the Audit, Risk Management and Finance Committee’s appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2021, you may vote “For” or “Against” or abstain from voting.
•For the advisory vote on Named Executive Officer compensation, you may vote “For” or “Against” or abstain from voting.

The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote at the virtual Annual Meeting, vote by proxy using the enclosed proxy card (if you received paper copies of the proxy materials), vote by proxy over the telephone, or vote by proxy over the Internet. Whether or not you plan to attend the Annual Meeting, we urge you to submit your proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote at that time even if you have already submitted your proxy.

•To vote at the Annual Meeting, log in through www.virtualshareholdermeeting.com/CSII2020. Please have available the 16-digit control number from the enclosed proxy card, if you received one, or from your Notice.

•If you received paper copies of the proxy materials, to vote by proxy using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.
•To vote by proxy over the telephone, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. Please have available the 16-digit control number from the enclosed proxy card, if you received one, or from your Notice. Your vote must be received by 11:59 p.m., Eastern Time (10:59 p.m., Central Time) on November 10, 2020, to be counted.
•To vote by proxy over the Internet, go to www.proxyvote.com. Please have available the 16-digit control number from the enclosed proxy card, if you received one, or from your Notice. Your vote must be received by 11:59 p.m., Eastern Time (10:59 p.m., Central Time) on November 10, 2020, to be counted.

We are providing Internet proxy voting to allow you to vote your shares via proxy online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies. These costs will also apply to virtual attendance at the Annual Meeting.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other nominee, you may have received a Notice of Internet Availability of Proxy Materials or a voting instruction card with these proxy materials from that organization rather than from us. If you received a voting instruction card, you can simply complete and mail the voting instruction card to ensure that your vote is submitted to your broker, bank or other nominee. Internet and telephone voting also may be available to you; please see the materials you received from your broker, bank or other nominee for further information. If you received a Notice of Internet Availability of Proxy Materials, that notice will have information about how to vote over the Internet. To vote online at the virtual Annual Meeting, you will need the 16-digit control number included with the Notice of Internet Availability of Proxy Materials or voting instruction card you received from your broker, bank, or other nominee.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of September 14, 2020. There is no cumulative voting for election of directors.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted as follows:

•“For” the election of the nominees to the Board of Directors;
•“For” the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2021; and
•“For” the advisory vote on Named Executive Officer compensation.

If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. Our directors and employees may solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Are proxy materials available on the Internet?

This proxy statement and our fiscal 2020 Annual Report to Stockholders are available at www.proxyvote.com or www.csi360proxy.com.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the virtual Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of four ways:

•You may submit another properly completed proxy card with a later date.
•You may submit a new proxy by telephone or Internet.
•You may send a timely written notice that you are revoking your proxy to our Secretary at 1225 Old Highway 8 NW, St. Paul, Minnesota 55112.
•You may attend the virtual Annual Meeting and vote at www.virtualshareholdermeeting.com/CSII2020. Simply attending the virtual Annual Meeting will not, by itself, revoke your proxy.

If your shares are held by a broker, bank or other nominee, you should follow the instructions provided by such broker, bank or other nominee.

How are votes counted?

Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count “For” and “Against” votes and abstentions and broker non-votes for director elections; “For” and “Against” votes and abstentions for auditor ratification; and “For” and “Against” votes and abstentions and broker non-votes for the advisory vote on Named Executive Officer compensation.

Abstentions will not be counted toward the vote total for the election of directors, but abstentions will be counted towards the vote total for each other proposal, and will have the same effect as “Against” votes for those proposals. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

What are “broker non-votes”?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker, bank or other nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker, bank, or other nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker, bank, or other nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the New York Stock Exchange, the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm is currently considered a routine matter and the election of directors and advisory vote on Named Executive Officer compensation are currently considered non-routine matters.

How many votes are needed to approve each proposal?

•For Proposal 1, in order to be elected as a Class III director, a nominee must receive “For” votes representing a majority of the votes cast by the shares present, either in person or by proxy, and entitled to vote on the election of directors. Votes cast with respect to a nominee include votes “For” or “Against” a nominee and exclude abstentions and broker non-votes.
•For Proposal 2, in order to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2021, the proposal must receive “For” votes from the majority of shares present, either in person or by proxy, and entitled to vote on this proposal. If you “Abstain” from voting, it will have the same effect as an “Against” vote.
•Proposal 3, regarding Named Executive Officer compensation, is an advisory vote, which means that the vote is not binding on the Company, our Board of Directors or the Human Resources and Compensation Committee of the Board of Directors. To the extent there is any significant vote against our Named Executive Officer compensation as disclosed in this proxy statement, the Human Resources and Compensation Committee will evaluate whether any actions are necessary to address the concerns of stockholders.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares are present at the virtual Annual Meeting or represented by proxy. On the record date, there were 40,128,569 shares outstanding and entitled to vote at the Annual Meeting. Thus, the holders of 20,064,285 shares must be present in person or represented by proxy at the Annual Meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank, or other nominee) or if you vote at the virtual Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the Annual Meeting in person or represented by proxy, or the chairman of the Annual Meeting, may adjourn the Annual Meeting to another date.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in a Current Report on Form 8-K, which we will file within four business days of the Annual Meeting.

When are stockholder proposals due for the fiscal 2021 Annual Meeting?

Any appropriate proposal submitted by a stockholder and intended to be included in the Company’s proxy materials and presented at the fiscal 2021 Annual Meeting must be submitted in writing to our Secretary at 1225 Old Highway 8 NW, St. Paul, Minnesota 55112, and received no later than June 1, 2021. A stockholder proposal to be included in the Company’s proxy materials will need to comply with the SEC regulations under Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Although our Board of Directors will consider stockholder proposals, we reserve the right to omit from our proxy statement a stockholder proposal that we are not required to include under the Exchange Act, including under Rule 14a-8.

Alternatively, pursuant to the advance notice provisions of the Company’s Bylaws, as authorized by applicable state law, in order for stockholders to present director nominations or other business at the fiscal 2021 Annual Meeting without including such proposals in the Company’s proxy materials, a stockholder’s notice of such nomination or other business must be received by our Secretary at the same address no earlier than the close of business on July 14, 2021, and no later than the close of business on August 13, 2021, and must be in a form that complies with the requirements set forth in the Company’s Bylaws. You are advised to review the Company’s Bylaws for these requirements.

What are “householding” rules and how do they affect me?

The SEC has adopted rules that permit companies and brokers, banks and other nominees to satisfy the delivery requirements for proxy statements and annual reports, with respect to two or more stockholders sharing the same address and who do not participate in electronic delivery of proxy materials, by delivering a single copy of such documents addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

Brokers, banks and other nominees may be “householding” Company proxy materials. This means that only one copy of the proxy materials may have been sent to multiple stockholders in a household. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report from the other stockholder(s) sharing your address, please: (i) notify your broker, bank or other nominee, (ii) direct your written request to Investor Relations, 1225 Old Highway 8 NW, St. Paul, Minnesota 55112, or (iii) contact Investor Relations at (877) CSI-0360. The Company will undertake to deliver promptly, upon any such oral or written request, a separate copy of the proxy materials to a stockholder at a shared address to which a single copy of these documents was delivered. Stockholders who currently receive multiple copies of proxy materials at their address and would like to request householding of their communications should notify their broker, bank or other nominee, or contact Investor Relations at the above address or phone number.

Why are you holding a virtual Annual Meeting?

Our Annual Meeting will be a virtual meeting that will be conducted live via webcast. We are excited to continue to utilize the latest technology to provide ready access, real-time communication and cost savings for our stockholders and the Company. We believe that hosting a virtual meeting will more efficiently facilitate full and equal stockholder attendance and participation from any location in the world. You will bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies, but you will incur no costs of traveling to the meeting. A virtual Annual

Meeting makes it possible for more stockholders (regardless of size, resources or physical location) to have direct access to information more quickly, while saving the Company and our stockholders time and money, especially as physical attendance at meetings has fallen. We also believe that the online tools we have selected will increase stockholder communication. We are very sensitive to concerns that virtual meetings may diminish the stockholder voice or reduce accountability of management. Accordingly, we have designed our virtual format to enhance, rather than constrain, stockholder access, participation and communication. For example, the virtual format allows stockholders to communicate with us in advance of, and during, the Annual Meeting so they can ask questions of our Board of Directors or management.

How can I participate and ask questions at the virtual Annual Meeting?

We are committed to ensuring that our stockholders have substantially the same opportunities to participate in the virtual Annual Meeting as they would at an in-person meeting. In order to submit a question at the Annual Meeting, you will need your 16-digit control number that is printed on the Notice or proxy card that you received in the mail, or via email if you have elected to receive material electronically. You may log in 15 minutes before the start of the Annual Meeting and submit questions online. You will also be able to submit questions during the Annual Meeting. We encourage you to submit any question that is relevant to the business of the Annual Meeting. All appropriate questions asked during the Annual Meeting will be read and addressed during the Annual Meeting, as time permits. Questions and answers may be grouped by topic, and we will group substantially similar questions together and answer them once. Questions regarding personal matters or general economic or political questions that are not directly related to the business of the Company are not pertinent to Annual Meeting matters and, therefore, will not be answered. We limit each stockholder to one question in order to allow us to answer questions from as many stockholders as possible. If there are matters of individual concern to a stockholder and not of general concern to all stockholders, or if a question posed was not otherwise answered, we encourage stockholders to contact us separately after the Annual Meeting through our Investor Relations department at (877) CSI-0360. We encourage stockholders to log into the webcast at least 15 minutes prior to the start of the Annual Meeting to test their Internet connectivity. We want to be sure that all our stockholders are afforded the same rights and opportunities to participate as they would at an in-person meeting, so all members of our Board of Directors and executive officers are expected to join the Annual Meeting and be available for questions.

What do I do if I have technical problems during the virtual Annual Meeting?

If you encounter any difficulties accessing the virtual Annual Meeting webcast, please call the technical support number that will be posted on the Annual Meeting website log-in page.

If I can’t participate in the live Annual Meeting webcast, can I listen to it later?

An audio replay of the Annual Meeting and a written transcript of the Annual Meeting, including the questions answered during the Annual Meeting, will be available as soon as practical on www.csi360.com, and will remain posted until our fiscal 2021 Annual Meeting.

PROPOSAL 1
ELECTION OF DIRECTORS

Our Board of Directors (the “Board”) is divided into three classes, with each class serving staggered three-year terms. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, will serve for the remainder of the full term of that class and until such director’s successor is elected and qualified.

The term of office of the Class III directors expires at the Annual Meeting. The Board has nominated Martha Goldberg Aronson, William Cohn, M.D., and Stephen Stenbeck for election at the Annual Meeting. Ms. Aronson, Dr. Cohn and Mr. Stenbeck have served on the Board since 2017, 2015 and 2019, respectively. Mr. Stenbeck was appointed by the Board to fill a vacancy and has not previously stood for election. He was recommended for nomination to the Board by the current directors. If elected at the Annual Meeting, each of Ms. Aronson, Dr. Cohn and Mr. Stenbeck would serve until the fiscal 2023 Annual Meeting and until such director’s successor is elected and qualified, or, if sooner, until such director’s death, resignation or removal.

Directors are elected by a majority of the votes cast in uncontested elections. The election of directors at the Annual Meeting will be uncontested. Under the majority voting standard, a nominee must receive a number of “For” votes that exceeds 50% of the votes cast with respect to that nominee’s election. Votes cast with respect to a nominee include votes “For” or “Against” a nominee and exclude abstentions and broker non-votes. In a contested election, directors will be elected by a plurality vote. A contested election is an election in which the number of candidates for election as directors exceeds the number of directors to be elected. Under the plurality standard, the nominees receiving the most number of “For” votes (among votes properly cast in person or by proxy) will be elected as directors.

If an uncontested nominee for director does not receive a majority of “For” votes, he or she, if a current director, is required to offer to resign from the Board. The Governance/Nominating Committee and the Board will then determine whether the offered resignation should be accepted or rejected, and they may consider any factors they deem relevant in deciding whether to accept the resignation. The Board will publicly disclose its decision regarding the offered resignation within 90 days after the election results have been certified. Any director who has so offered his or her resignation will not be permitted to vote on or participate in the decision regarding that resignation. If an uncontested nominee for director who is not a current director does not receive a majority of “For” votes, he or she will not be elected to the Board.

Unless a contrary choice is specified, shares represented by executed proxies will be voted “For” the election of the nominees named in this proxy statement, or, if a nominee becomes unavailable for election as a result of an unexpected occurrence, “For” the election of a substitute nominee designated by our Board. The nominees have agreed to serve as a director if elected, and we have no reason to believe that any of the nominees will be unable to serve.

The following is a brief biography for the Class III director nominees, and each person whose term of office as a Class I or Class II director will continue after the Annual Meeting.

Name	Age(1)	Position
Class I Directors:
Edward Brown(2)(3)	57	Lead Independent Director
Augustine Lawlor(3)(4)	64	Director
Erik Paulsen(2)(3)	55	Director
Class II Directors:
Scott R. Ward	60	Chairman, President and Chief Executive Officer
Kelvin Womack	63	Director
Class III Director Nominees:
Martha Goldberg Aronson(3)(4)	53	Director
William Cohn(2)	60	Director
Stephen Stenbeck(4)	59	Director

(1)As of the date of this proxy statement.
(2)Member of the Governance/Nominating Committee.
(3)Member of the Human Resources and Compensation Committee.
(4)Member of the Audit, Risk Management and Finance Committee.

NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE FISCAL 2023 ANNUAL MEETING

Martha Goldberg Aronson. Ms. Goldberg Aronson has been a member of our Board since February 2017. Ms. Goldberg Aronson served as Executive Vice President of Strategic Planning at Ecolab, Inc., a specialty chemical company, from November 2015 to April 2016, and previously served as Ecolab’s Executive Vice President and President-Global Healthcare, from September 2012 to November 2015. Prior to Ecolab, Ms. Goldberg Aronson served as Senior Vice President and President, North America, of Hill-Rom Holdings, Inc., a leading worldwide manufacturer and provider of medical technologies and related services for the health-care industry, since August 2010. Before joining Hill-Rom, she served as Senior Vice President at Medtronic, Inc., from March 2008 to November 2009, and in various other domestic and international management positions with Medtronic, since 1991. She is also a director of CONMED Corporation and Beta Bionics, Inc., and previously served as a director of Methode Electronics from 2016 to 2019, Hutchinson Technology from 2010 to 2016, when it was acquired, and Clinical Innovations from 2017 to 2020, when it was acquired. We believe that Ms. Goldberg Aronson’s leadership experience at companies within the healthcare industry and knowledge of the medical device industry make her a valuable contributor to our Board.

William Cohn, M.D. Dr. Cohn has been a member of our Board since February 2015. Dr. Cohn is a Vice President of Medical Devices and Director of the Center for Device Innovation at Johnson & Johnson. He is also a Cardiothoracic Surgeon and a professor of Surgery at Baylor College of Medicine. Dr. Cohn is the chief medical officer of BiVACOR USA, a privately-held medical device company. In addition to being the only physician on our Board, we believe Dr. Cohn’s active involvement in the development, implementation, and regulatory clearance for several medical devices in cardiovascular medicine make him a valuable contributor to our Board and mission.

Stephen Stenbeck. Mr. Stenbeck has been a member of our Board since November 2019. Mr. Stenbeck retired as a partner of Ernst & Young LLP in 2019, following 36 years of experience serving Fortune 500, midcap, and small cap public company audit clients in the medical device, retail, consumer products, distribution, airline and media and entertainment industries. Mr. Stenbeck currently serves as a board member of Catholic Charities of St. Paul and Minneapolis. We believe that Mr. Stenbeck’s extensive accounting background is a strong endorsement for membership on our Board and invaluable to his role as our audit committee financial expert and Chair of the Audit, Risk Management and Finance Committee.

DIRECTORS CONTINUING IN OFFICE UNTIL THE FISCAL 2022 ANNUAL MEETING

Scott R. Ward. Mr. Ward has been a member of our Board since November 2013 and has served as its Chairman since November 2014. Mr. Ward served as our Interim President and Chief Executive Officer beginning November 30, 2015, and on August 15, 2016, Mr. Ward was appointed as our President and Chief Executive Officer. From 2013 until 2019, Mr. Ward served as a Managing Director at SightLine Partners, an investment manager focused on private medical technology, digital health and life sciences companies. From 1981 to 2010, Mr. Ward was employed by Medtronic, Inc. and held a number of senior leadership positions. Mr. Ward was Senior Vice President and President of Medtronic’s CardioVascular business from May 2007 to November 2010. Prior to that he was Senior Vice President and President of Medtronic’s Vascular business from May 2004 to May 2007, Senior Vice President and President of Medtronic’s Neurological and Diabetes business, from February 2002 to May 2004, and President of Medtronic’s Neurological business from January 2000 to January 2002. He was Vice President and General Manager of Medtronic’s Drug Delivery business from 1995 to 2000. Prior to that, Mr. Ward led Medtronic’s Neurological Ventures in the successful development of new therapies. Mr. Ward serves on the boards of several private companies. Until April 2016, Mr. Ward was the Chairman of the Board of Creganna Medical. We believe that Mr. Ward’s experience running businesses within a large medical device company and his knowledge of the medical device industry allow him to make a valuable contribution to our Board. In addition, as our President and Chief Executive Officer, Mr. Ward is the person most familiar with our business and industry and most capable of effectively identifying strategic priorities and leading the execution of strategy.

Kelvin Womack. Mr. Womack has been a member of our Board since August 2020. Since September 2019, Mr Womack has been the Vice President for Diversity and Inclusion at St. Jude Children’s Research Hospital. In June 2019, Mr. Womack retired after 10 years at Deloitte Touche Tohmatsu Ltd., a multinational professional services firm, at which he held several positions, including Leader of Federal Human Capital Leadership Solutions, Practice Leader of the Deloitte Consulting Federal Government Healthcare Practice, and Managing Principal for Diversity for all Deloitte U.S. Firms. Deloitte provides services to us as the Independent Review Organization under our Corporate Integrity Agreement and has provided tax advisory services to us from time to time, but Mr. Womack did not serve clients in those divisions of Deloitte. Prior to his positions at Deloitte, Mr. Womack held positions at BearingPoint, Inc., where he served as the Leader of BearingPoint’s U.S. Healthcare Consulting Practice, which included all government and commercial healthcare clientele. Mr. Womack previously served as a board member and Chairman of the Children’s Inn at the National Institute of Health. Mr. Womack is a graduate of the U.S. Naval Academy and a former officer in the U.S. Marine Corps. We believe that Mr. Womack’s comprehensive understanding of the healthcare industry, experience with federal and healthcare agencies, broad technological expertise, and status as a thought leader on diversity, inclusion and patient care will expand the Board’s understanding of critical issues facing our business in a rapidly changing environment and assist us in ensuring access to our treatments for all patient populations we serve.

DIRECTORS CONTINUING IN OFFICE UNTIL THE FISCAL 2021 ANNUAL MEETING

Erik Paulsen. Mr. Paulsen has been a member of our Board since July 2019. From 2009 to 2019, Mr. Paulsen represented Minnesota’s Third Congressional District in the United States House of Representatives. During his tenure, Mr. Paulsen was a leading member on the House Ways and Means Committee, the House’s tax-writing body with broad jurisdiction over healthcare, economic and trade policy. He also served as Chairman of Congress’ Joint Economic Committee, a unique House-Senate panel tasked with working alongside the President’s Council of Economic Advisors and the Federal Reserve Board to identify and address macroeconomic trends. Additionally, Mr. Paulsen was co-chair of the bipartisan House Medical Technology Caucus. Prior to his service in Congress, Mr. Paulsen was a member of the Minnesota State Legislature, where he served as House Majority Leader. Mr. Paulsen has over 16 years of business experience, including working as a business analyst at Target Corporation. We believe Mr. Paulsen’s leadership abilities, experience in government affairs, achievements in domestic policy relating to the healthcare industry, and strong advocacy for the medical technology industry will strengthen the Board’s understanding of critical issues facing its business and be invaluable to us as we seek to expand the number of patients we serve.

Edward Brown. Mr. Brown has been a member of our Board since February 2009. Mr. Brown was a member of the board of directors of Replidyne, Inc. from May 2007 to February 2009. Mr. Brown was appointed as our Lead Independent Director in August 2016. Mr. Brown currently serves as Operating Partner at Five Arrows Capital Partners, the U.S. private equity business of the Rothschild Group. Mr. Brown was previously a Partner at Health Evolution Partners from 2010 to 2016, Managing Director at TPG Biotech from 2007 to 2009 and a Managing Director and co-founder of Healthcare Investment Partners, a private equity fund focused on healthcare investments, from 2004 to 2007. Before Healthcare Investment Partners, Mr. Brown was a Managing Director in the healthcare group of Credit Suisse Group where he led the firm’s West Coast healthcare effort and was one of the senior partners responsible for the firm’s global life sciences practice. Mr. Brown has previously served on the boards of various public and private companies. We believe that Mr. Brown’s leadership experience in life sciences and strategic transactions and his service as a board member of public and private healthcare companies enable him to bring valuable insight and knowledge to our Board.

Augustine Lawlor. Mr. Lawlor has been a member of our Board since February 2009. He was a member of the board of directors of Replidyne, Inc. from March 2002 to February 2009. Mr. Lawlor is the Managing Partner of HealthCare Ventures LLC, where he was a Managing Director from 2000 to 2007. Mr. Lawlor is also the Chief Operating Officer of Leap Therapeutics. Mr. Lawlor was previously Chief Operating Officer of LeukoSite, Inc. and has also served as a management consultant with KPMG Peat Marwick. Mr. Lawlor serves on the board of directors of Catalyst Biosciences, Inc., as well as several private companies. He also served on the board of directors of Human Genome Sciences, Inc. from March 2004 to August 2012. We believe that Mr. Lawlor’s leadership experience in operating companies and with investment firms and his service as a board member of public companies enable him to bring valuable insight and knowledge to our Board.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

INDEPENDENCE OF THE BOARD OF DIRECTORS

Under the Nasdaq Stock Market (“Nasdaq”) listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. Our Board consults with the Company’s legal counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in the applicable Nasdaq listing standards as in effect from time to time.

Consistent with these considerations, the Board, following the determination of the Governance/Nominating Committee, has affirmatively determined that the following directors are independent within the meaning of the applicable Nasdaq listing standards: Messrs. Brown, Lawlor, Paulsen, Stenbeck, and Womack, Ms. Aronson, and Dr. Cohn. In making this determination, the Board and the Governance/Nominating Committee reviewed whether there were any relevant transactions or relationships between each director, nominee, or any of his or her family members, and the Company, its senior management and its independent registered public accounting firm, and determined that there were none.

In making its determination as to the independence of the above-listed directors, the Board found that none of these directors had a material or other disqualifying relationship with the Company. Mr. Ward, the Company’s President and Chief Executive Officer, is not an independent director by virtue of his service as an officer of the Company.

BOARD LEADERSHIP STRUCTURE

Prior to August 2016, we had separate individuals serving as Chairman of the Board and as President and Chief Executive Officer. However, in connection with the appointment of Mr. Ward to serve as our President and Chief Executive Officer in August 2016, the Board gave thoughtful and rigorous consideration to its governance structure and determined at that time that having the same individual serve as the President and Chief Executive Officer and as the Chairman of the Board best serves the interests of the Company and our stockholders. The Board believes that Mr. Ward’s extensive knowledge of, and experience in, the medical device industry will allow him to provide focused, long-term leadership and direction for the Board and executive management. As the President and Chief Executive Officer, Mr. Ward is additionally responsible for setting the strategic direction of the Company and managing the day-to-day leadership and performance of the Company. The combined roles provide clear accountability on both short- and long-term goals and a single focus for the Company’s long-term growth.

Additionally, because we believe independent directors and management have different perspectives and roles in strategy development, the Board appointed Mr. Brown as Lead Independent Director, with the following responsibilities:

•chair all executive sessions of independent directors and any Board meetings where the Chairman/CEO is not present;
•provide feedback from executive sessions of the independent directors to the Chairman/CEO;
•call meetings of the independent directors when necessary;
•act as liaison between the independent directors and the Chairman/CEO;
•work with the Chairman to develop agendas for the Board and committee meetings;
•respond directly to stockholder and other stakeholder questions and comments that are directed to the Lead Independent Director or to the independent directors as a group, when appropriate;
•be available for consultation and direct communication with major stockholders, if they request;
•retain consultants and advisors that report directly to the Board; and
•perform such other duties as the Board may from time to time delegate.

The Lead Independent Director promotes active participation of the independent directors and strengthens the role of the Board in fulfilling its oversight responsibility and fiduciary duties to our stockholders.

OVERSIGHT OF RISK MANAGEMENT

The Board has an active role, as a whole and also at the committee level, in overseeing management of the Company’s risks. The Board regularly reviews information regarding the Company’s credit, liquidity and operations, as well as the risks associated with each, and the Board receives regular reports from members of senior management on areas of material risk to the Company, including operational, financial, legal, regulatory, strategic and reputational risks. The Human Resources and Compensation Committee is responsible for overseeing the management of risks relating to the Company’s executive compensation plans and arrangements, and, in fiscal 2020, performed a risk assessment of the Company’s compensation programs and confirmed that the Company does not appear to have compensation programs that would encourage excessive risk-taking. The Audit, Risk Management and Finance Committee oversees our disclosure and internal controls and regularly assesses financial and accounting processes, and reviews and assesses the Company’s major enterprise, financial condition and operational risks. As a part of this responsibility, the Audit, Risk Management and Finance Committee oversees our compliance program. The Governance/Nominating Committee manages risks associated with the independence of the Board and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee reports about such risks and has overall risk management oversight responsibility.

CODE OF ETHICS AND BUSINESS CONDUCT

The Company has adopted the Cardiovascular Systems, Inc. Code of Ethics and Business Conduct, which applies to all officers, directors and employees and was last amended on July 1, 2019. We intend to maintain the highest standards of ethical business practices and compliance with all laws and regulations applicable to our business. The Code of Ethics and Business Conduct, as amended, is available on our website at www.csi360.com in the “Corporate Governance” section. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or waiver from, a provision of our Code of Ethics and Business Conduct by either posting such information on our website at the web address and location specified above or filing a Form 8-K.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Stockholders may communicate directly with the Board. All communications should be directed to the Company’s Secretary at the address below and should prominently indicate on the outside of the envelope that it is intended for the Board or for non-management directors, and the Company’s Secretary will forward the communications to all specified directors. If no director is specified, the communication will be forwarded to the entire Board. Stockholder communications to the Board should be sent to:
Cardiovascular Systems, Inc. Board of Directors
Attention: Secretary
1225 Old Highway 8 NW
St. Paul, MN 55112

DIRECTOR ATTENDANCE AT ANNUAL MEETINGS OF STOCKHOLDERS

Directors’ attendance at annual meetings of our stockholders can provide stockholders with an opportunity to communicate with directors about issues affecting the Company. We encourage, but do not require, our directors and nominees for director to attend annual meetings of stockholders. All of our then-current directors attended our last annual meeting of stockholders, held on November 13, 2019.

MEETINGS OF THE BOARD OF DIRECTORS

The Board met nine times during the fiscal year ended June 30, 2020. All directors attended at least 75% of the aggregate number of meetings of the Board and the committees on which they served and that were held during the period for which they were directors or committee members. In addition, the directors often communicate informally to discuss the affairs of the Company and, when appropriate, take formal action by written consent, in accordance with the Company’s charter and bylaws and Delaware law.

INFORMATION REGARDING COMMITTEES OF THE BOARD OF DIRECTORS

During the fiscal year ended June 30, 2020, the Board maintained three standing committees: the Audit, Risk Management and Finance Committee; the Human Resources and Compensation Committee; and the Governance/Nominating Committee. The following table provides committee membership as of June 30, 2020 and meeting information for fiscal 2020 for each of the committees of the Board in existence through June 30, 2020:

Name	Audit, Risk Management and Finance Committee	Human Resources and Compensation Committee	Governance/ Nominating Committee
Martha Goldberg Aronson(1)	X	X
Edward Brown(2)		X	X
William Cohn			X
Augustine Lawlor	X	X
Erik Paulsen		X	X
Stephen Stenbeck(3)	X

Total meetings in fiscal 2020	9	5	4

(1)Chair of Human Resources and Compensation Committee
(2)Chair of Governance/Nominating Committee
(3)Chair of Audit, Risk Management and Finance Committee

Below is a description of each committee of the Board as such committees are presently constituted. The Board has determined that each current member of each committee meets the applicable SEC and Nasdaq rules and regulations regarding “independence” and that each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to the Company.

Audit, Risk Management and Finance Committee

The Audit, Risk Management and Finance Committee of the Board (the “Audit Committee”) was established by the Board in accordance with Section 3(a)(58)(A) of the Exchange Act to oversee the Company’s corporate accounting and financial reporting processes and audits of its financial statements. The Audit Committee is composed of Stephen Stenbeck, Chair, Martha Goldberg Aronson and Augustine Lawlor. The Board has adopted an Audit, Risk Management and Finance Committee Charter, which was last amended on July 23, 2020 and is available on our website at www.csi360.com in the “Corporate Governance” section. The functions of the Audit Committee include, among other things:

•serving as an independent and objective party to monitor the Company’s financial reporting process and internal control system;
•appointing, compensating and overseeing the Company’s independent auditors;
•coordinating, reviewing and appraising the audit efforts of the Company’s independent auditors and management and the internal auditing or similar department or persons performing the functions of such department (to the extent the Company has such a department);
•communicating directly with the independent auditors, the financial and senior management, the internal auditing department, and the Board regarding the matters related to the Audit Committee’s responsibilities and duties;
•monitoring, overseeing and reviewing the Company’s risk management and ethical and legal compliance programs and exercising principal oversight responsibility with respect to certain of the Company’s material financial matters;
•reviewing and overseeing the performance of the Company’s Compliance Officer and Compliance Committee and management’s implementation of the Company’s compliance program, monitoring the Company’s compliance with the Corporate Integrity Agreement the Company entered into with the Office of the Inspector General of the U.S. Department of Health and Human Services, and fulfilling any obligations imposed on the Audit Committee under the Corporate Integrity Agreement; and
•reviewing and making recommendations to the Board regarding the financial policies of the Company, the Company’s capital structure and the Company’s current and anticipated financial requirements, and overseeing management of the financial affairs of the Company.

Our independent registered public accounting firm, legal counsel and management periodically meet privately with our Audit Committee.

Each Audit Committee member is a non-employee director of our Board. The Board reviews the Nasdaq listing standards definition of independence for Audit Committee members on an annual basis and has determined that all current members of the Company’s Audit Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing standards and Rule 10A-3(b)(1) under the Exchange Act).

Audit Committee Financial Expert

The Board has determined that Mr. Stenbeck is the “audit committee financial expert,” as defined in Item 407(d)(5)(ii) of Regulation S-K, as amended. As noted above, Mr. Stenbeck is independent within the meaning of Nasdaq’s listing standards. The designation of Mr. Stenbeck as the audit committee financial expert does not impose on Mr. Stenbeck any duties, obligations or liability that are greater than the duties, obligations and liability imposed on Mr. Stenbeck as a member of the Audit Committee and the Board in the absence of such designation.

Report of the Audit Committee of the Board of Directors

In accordance with its written charter, the Audit Committee assists the Board with fulfilling its oversight responsibility regarding the quality and integrity of the accounting, auditing and financial reporting practices of the Company. In discharging its oversight responsibilities regarding the audit process, the Audit Committee:

(1)  reviewed and discussed the audited financial statements with management;
(2)  discussed with the independent auditors the material required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the Securities and Exchange Commission; and
(3)  received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and discussed with the independent accountant the independent accountant’s independence.

Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2020, as filed with the Securities and Exchange Commission.

Audit, Risk Management and Finance Committee of the Board of Directors:

Stephen Stenbeck, Chair
Martha Goldberg Aronson
Augustine Lawlor

Human Resources and Compensation Committee

Our Human Resources and Compensation Committee (the “Compensation Committee”) consists of four directors: Martha Goldberg Aronson, Chair, Edward Brown, Augustine Lawlor and Erik Paulsen. All members of the Company’s Compensation Committee were appointed by the Board, and the Compensation Committee consists entirely of directors who are “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act, and “independent,” as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing standards.

The Board has adopted a Human Resources and Compensation Committee Charter, which is reviewed annually and was last amended on March 12, 2020 and is available on our website at www.csi360.com in the “Corporate Governance” section. The functions of the Compensation Committee include, among other things:

•setting annual base compensation and approving incentive compensation for all of our executive officers, other than the Chief Executive Officer;
•reviewing corporate goals and objectives relevant to Chief Executive Officer compensation, the Chief Executive Officer’s performance in light of those goals and objectives, and recommending to the independent directors of the Board the Chief Executive Officer’s compensation;
•overseeing the Company’s equity incentive plans and the incentive compensation plans for our executive officers, including delegating routine or ministerial activities to management;
•reviewing and approving employment agreements and severance agreements for our executive officers, except for the Chief Executive Officer, which are subject to input from the Board when appropriate, including change in control provisions, plans or agreements;
•reviewing director compensation and recommending appropriate adjustments for submission for approval to the Board;
•reviewing the Company’s processes to recruit, retain and develop management resources, including its executive personnel appraisal, development and selection processes, with a focus on the Company’s commitment to diversity;
•reviewing and discussing with management the Compensation Discussion and Analysis and other executive compensation-related disclosures required by the SEC to be included in the Company’s annual Form 10-K and annual proxy statement and recommending to the Board whether the Compensation Discussion and Analysis should be included in the Company’s annual Form 10-K and annual proxy statement;
•reviewing and discussing the Company’s incentive compensation and other compensation arrangements to determine whether they encourage excessive risk-taking and the relationship between risk management policies and practices and compensation, and evaluating any changes to or additional compensation policies and practices that could mitigate any such risk; and
•overseeing the preparation and authorizing the filing of the Human Resources and Compensation Committee Report required to be included in the annual proxy statement.

During fiscal 2020, the Compensation Committee retained Willis Towers Watson to provide independent executive compensation consulting services. Willis Towers Watson advised the Compensation Committee regarding competitive compensation levels for our executive officers, including base salary, annual incentive compensation, and equity compensation. Specifically, Willis Towers Watson provided competitive compensation data from comparable publicly-held healthcare equipment, research and development focused, or direct sales force companies, as well as incentive design observations. Willis Towers Watson also assisted the Compensation Committee in setting compensation for our directors to recommend to the Board for approval.

The Compensation Committee thoroughly reviewed Willis Towers Watson relative to the six independence factors highlighted by the SEC and has concluded that Willis Towers Watson is independent.

Our Chief Executive Officer may not be present during any Compensation Committee or Board voting or deliberations with respect to his compensation. Our Chief Executive Officer may, however, be present during any other voting or deliberations regarding compensation of our other executive officers, but may not vote on such items of business. In fiscal 2020, the Compensation Committee met without the Chief Executive Officer present to review and recommend to the Board the compensation of the Chief Executive Officer, with input from the Compensation Committee’s third-party compensation consultant on his annual salary, equity award compensation and cash incentive compensation for the year, and the Board met without the Chief Executive Officer present to approve his compensation. For all other executive officers in fiscal 2020, the Compensation Committee met with the Chief Executive Officer to consider and determine executive compensation, based on recommendations by the Chief Executive Officer and the Compensation Committee’s third-party compensation consultant.

Compensation Committee Interlocks and Insider Participation

As indicated above, the Compensation Committee consists of Messrs. Brown, Lawlor and Paulsen and Ms. Aronson. No member of the Compensation Committee has ever been an executive officer or employee of ours. None of our officers currently serves, or has served during the last completed year, on the compensation committee or the board of directors of any other entity that has one or more officers serving as a member of the Board or the Compensation Committee.

Governance/Nominating Committee

Our Governance/Nominating Committee consists of three directors: Edward Brown, Chair, William Cohn, M.D., and Erik Paulsen. All members of the Company’s Governance/Nominating Committee are “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act, and “independent,” as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing standards.

The Board has adopted a Governance/Nominating Committee Charter, which was last amended on November 12, 2014, and is available on our website at www.csi360.com in the “Corporate Governance” section. The functions of the Governance/Nominating Committee include, among other things:

•developing, reviewing and revising as appropriate, for adoption by the Board, the Principles of Corporate Governance by which the Company and the Board are governed;
•developing and recommending to the Board policies and processes designed to provide for effective and efficient governance, including, but not limited to: policies for evaluation of the Board and the chairperson; the director nomination process, including Board membership criteria, minimum qualifications for directors, and stockholder nomination of directors; stockholder-director communications; stockholder communication regarding stockholder proposals; director attendance at annual meetings; and succession planning for the Board chairperson and other Board leaders;
•annually reviewing the composition of the Board against a matrix of skills and characteristics focused on the governance and business needs and requirements of the Company, and reporting to the Board regarding suggested changes in Board composition that will guide the committee in the selection, recruitment and recommendation of directors;
•meeting as necessary to consider the nomination and screening of Board member candidates and evaluating the performance of the Board and its members; and
•overseeing organization, membership and evaluation of Board committees and committee members, and making appropriate recommendations to the Board with respect to such matters.

The Governance/Nominating Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Governance/Nominating Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrating excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of the Company’s stockholders. Candidates for director are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of stockholders. In conducting this assessment, the Governance/Nominating Committee considers diversity, age, skills, and such other factors as it deems appropriate given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability. The Governance/Nominating Committee does not have a formal diversity policy and does not follow any ratio or formula with respect to diversity in order to determine the appropriate composition of the Board, although the Governance/Nominating Committee and the full Board are committed to creating a board of directors with diversity, including diversity of expertise, experience, background and gender, and are committed to identifying, recruiting and advancing candidates offering such diversity in future searches.

In the case of incumbent directors whose terms of office are set to expire, the Governance/Nominating Committee reviews these directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair the directors’ independence. In the case of new director candidates, the Governance/Nominating Committee also determines whether the nominee is independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Governance/Nominating Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Governance/Nominating Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee by majority vote.

The Governance/Nominating Committee will consider director candidates recommended by business and professional sources, including executive search firms, and director candidates recommended by stockholders. The Governance/Nominating Committee intends to evaluate all director candidates in the same manner, including the minimum criteria set forth above, whether or not the candidate was recommended by a stockholder. To nominate a director for the fiscal 2021 Annual Meeting, stockholders must submit such nomination in writing to our Secretary at 1225 Old Highway 8 NW, St. Paul, Minnesota 55112 not later than the close of business on August 13, 2021, nor earlier than the close of business on July 14, 2021; provided, however, that in the event that the date of the fiscal 2021 annual meeting changes more than 30 days from November 11, 2021, the written proposal must be delivered not earlier than the close of business on the 120th day prior to the date of the fiscal 2021 Annual Meeting and not later than the close of business on the later of the 90th day prior to the date of the fiscal 2021 Annual Meeting or the 10th day following the day on which public announcement of the date of the fiscal 2021 Annual Meeting is first made by the Company. You are advised to review the Company’s Bylaws for requirements relating to director nominees.

Corporate Responsibility

As described in our Code of Ethics and Business Conduct, our company is mission-driven, patient-centric and customer focused. Our mission is Saving Limbs. Saving Lives. Every Day. Patients are at the center of everything we do, as we lead the way in the effort to successfully treat arterial calcium, a common complication for millions of patients suffering from peripheral and coronary artery diseases, by developing innovative medical devices to help us fulfill our mission. Our core values of Accountability, Community, Courage, Excellence, Integrity and Velocity guide the work we do every day and are used in our decision-making. We recognize the growing interest of our investors, employees and business partners in environmental, social and governance issues. Accordingly, we are committed to operating our business in a responsible manner, which includes improving our corporate sustainability by making business decisions that consider ethics, social and environmental factors, recognizing the benefits that diversity and inclusion provide and commit to equal opportunity and fair treatment in all aspects of our business, and respecting the human rights and dignity of people throughout our operations, our global supply chain and the world.

VOTE REQUIRED

The Board recommends that you vote “FOR” the election of each of the nominees to the Board set forth in this Proposal 1. The election of each of the nominees requires a majority of the votes cast by the shares present in person or represented by proxy and entitled to vote on the election of directors at the Annual Meeting at which a quorum is present.

PROPOSAL 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee has appointed PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2021, and the Board has directed that the appointment of the independent registered public accounting firm be submitted for ratification by the stockholders at the Annual Meeting. PricewaterhouseCoopers LLP also served as the Company’s independent registered public accounting firm for the fiscal year ended June 30, 2020 and has been the Company’s independent registered public accounting firm since February 25, 2009. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

The Audit Committee is directly responsible for the appointment, compensation (including the negotiations therefor), retention and oversight of PricewaterhouseCoopers LLP. The Audit Committee and its Chair are directly involved in the selection of the lead engagement partner of PricewaterhouseCoopers LLP when there is a required rotation. While the Audit Committee periodically considers whether there should be a regular rotation of the Company’s independent auditors, members of the Audit Committee and the Board believe that the continued retention of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm is in the best interests of the Company and its stockholders.

Neither the Company’s Bylaws nor other governing documents or law require stockholder ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm. However, the appointment of PricewaterhouseCoopers LLP is being submitted to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain PricewaterhouseCoopers LLP. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on this proposal at the Annual Meeting will be required to ratify the appointment of PricewaterhouseCoopers LLP. Abstentions will have the same effect as “Against” votes.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

In connection with the audit of the fiscal 2020 financial statements, the Company entered into an engagement agreement with PricewaterhouseCoopers LLP that sets forth the terms by which PricewaterhouseCoopers LLP performed audit services for the Company.

The following table presents the aggregate fees for the fiscal years ended June 30, 2020 and June 30, 2019 billed by PricewaterhouseCoopers LLP. All fees described below were approved by the Audit Committee.

	2020	2019
Audit Fees(1)	$694,749	$561,302
Audit-Related Fees(2)	—	10,000
All Other Fees(3)	2,766	2,766
	$697,515	$574,068
(1)Audit Fees were principally for services rendered for the audit and/or review of our consolidated financial statements. Audit fees also include fees for services rendered in connection with the filing of registration statements and other documents with the SEC, and the issuance of accountant consents and comfort letters.
(2)Audit-Related Fees consist of fees billed for professional services rendered in connection with our adoption of new accounting standards in future periods.
(3)All Other Fees consist of fees billed in the indicated year for other permissible work performed by PricewaterhouseCoopers LLP that is not included within the above category descriptions.

PRE-APPROVAL POLICIES AND PROCEDURES

Pursuant to its written charter, the Audit Committee is required to pre-approve the audit and non-audit services performed by our independent auditors. The Audit Committee may not approve non-audit services prohibited by applicable regulations of the SEC if such services are to be provided contemporaneously while serving as independent auditors. The Audit Committee has delegated authority to the Chair of the Audit Committee to approve the commencement of permissible non-audit related services to be performed by the independent auditors and the fees payable for such services, provided that the full Audit Committee subsequently ratifies and approves all such services. For fiscal 2020, all audit and non-audit services performed by our independent auditors were pre-approved in accordance with such pre-approval policies. The Audit Committee has determined that the rendering of the services other than audit services by PricewaterhouseCoopers LLP is compatible with maintaining the principal accountant’s independence.

VOTE REQUIRED

The Board recommends that you vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2021. Ratification of the appointment of PricewaterhouseCoopers LLP requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on this proposal at the Annual Meeting.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes the material elements of compensation awarded to each of the following executive officers (the “Named Executive Officers”) for fiscal 2020:

• Scott R. Ward	Chairman, President and Chief Executive Officer
• Jeffrey S. Points	Chief Financial Officer
• Rhonda J. Robb	Chief Operating Officer
• Alexander Rosenstein	General Counsel and Corporate Secretary
• Ryan D. Egeland, M.D., Ph.D.	Chief Medical Officer

Executive Summary

Our business was significantly affected by the unprecedented COVID-19 pandemic in fiscal 2020. Prior to March 2020, our business was progressing according to our plan, and in early February 2020, we announced a revenue guidance range for fiscal 2020 of $280.0 million to $283.0 million. However, commencing in March 2020 and continuing through the end of the fiscal year, we experienced a substantial disruption in the number of procedures using our products as a result of the pandemic both in the United States and internationally. The impact on our business was amplified due to the timing of the outbreak, which coincided with the period typically associated with the highest volume of cases and the end of our fiscal year, and some of our high-volume customers declined to replenish their inventories. Despite strong performance prior to the pandemic, these disruptions resulted in lower revenue and increased utilization of our existing capital resources for the full fiscal year ended June 30, 2020, which adversely affected our financial results, as follows:

•Revenue decreased 4.6% to $236.5 million. Peripheral revenue fell 7.0% to $166.5 million. Coronary revenue grew 1.5% to $70.1 million.
•Gross margin decreased to 79.4% from 80.8% for the year ended June 30, 2019 due to decreased unit volumes resulting from the COVID-19 pandemic and a greater percentage of sales of lower margin products and sales in international markets.
•Operating expenses increased $13.4 million, or 6.7%, to $214.6 million, reflecting the expansion of our sales organization, international expansion, investments in medical education, and new product development costs. We took several actions to manage our expenses at the outset of the pandemic and during its continuation, which included suspending new hiring, ceasing travel and conference activity, suspending work on certain product development and other internal projects, and pausing enrollment in the ECLIPSE clinical trial. In addition, on April 1, 2020, Mr. Ward voluntarily instituted a temporary reduction of 30% in the base salary otherwise payable to him.

We set aggressive performance targets for our executive cash incentive compensation program for fiscal 2020 and could not have anticipated the COVID-19 pandemic and the negative effect it would have on our business and results, which resulted in us not meeting any of the performance targets. Accordingly, no payouts under this program were made to any of our Named Executive Officers.

However, despite the impact of COVID-19 and its negative effect on our financial results, fiscal 2020 included several key strategic milestones:

•Prior to the onset of the COVID-19 pandemic, for the six months ended December 31, 2019, our revenue increased from $116.0 million to $132.8 million compared to the six months ended December 31, 2018, an increase of 14%.
◦Based on this achievement, prior to the pandemic, we had projected that our revenue and adjusted EBITDA performance for fiscal 2020 would result in a payout at or above the target under our executive cash incentive program.
•We continued to expand internationally in fiscal 2020 and received additional country level approvals in Asia, Europe, Australia, and New Zealand.
•In August 2019, we acquired the WIRION Embolic Protection System and related assets from Gardia Medical Ltd., a wholly owned Israeli subsidiary of Allium Medical Solutions Ltd. This device is a distal embolic protection filter used to capture debris that can be associated with all types of peripheral vascular intervention procedures.
•Favorable clinical (three year follow up) and economic (two year follow up) data from our LIBERTY 360° clinical study were presented at the Amputation Prevention Symposium in August 2019.
•We introduced several new products, including the Exchangeable series of our orbital atherectomy systems and the ViperWire Advance Guidewire with FlexTip.

•Enrollment in our ECLIPSE clinical trial exceeded 1,300 as of February 29, 2020, prior to the suspension of trial enrollment noted above.
•In June 2020, we completed a public offering of 4,227,941 shares of our common stock, resulting in net proceeds to us, before expenses, of approximately $135.0 million. The proceeds from this offering have provided us with additional financial stability during the uncertain period of the COVID-19 pandemic.
•Throughout the pandemic, we have retained our employees and endeavored to assure that we have the strength and capacity required to achieve a rapid and sustained recovery when the pandemic subsides.

Our executive team was proactive in preparing for the COVID-19 crisis prior to its onset and responded quickly to stabilize our business during the pandemic. Since the onset of the pandemic, we have continued to manufacture and ship product without interruption. We quickly pivoted to a telecommuting workforce as a result of preparation by the executive team, and our field employees continued to support cases in clinical settings that remained accessible. Our executive officers led the implementation of the actions intended to protect the health and well-being of our workforce and our customers, such as implementing restrictions on travel; securing access to our facilities; deploying screening and safety protocols for employees who work on site, utilizing remote working systems and providing home office equipment for employees; providing employees with access to coronavirus test kits and antibody tests; training employees on personal protection, hygiene and safe practices in patient care; establishing protocols for our field sales personnel for their interactions with customer and facilities; supplying personal protective equipment to employees; introducing new paid leave programs for employees who have been adversely impacted by the crisis; adopting virtual physician and sales training on the use of our devices; and establishing new company-wide safety policies and a COVID-19 preparedness plan. Our executive officers managed our expenses and engaged in business planning to ensure stability and sustainability throughout this unprecedented time.

In recognition of achievement of the fiscal 2020 milestones, performance prior to the onset of the COVID-19 crisis (through the first eight months of the fiscal year), and efforts relating to the successful management of the Company during the COVID-19 pandemic, the Board and the Compensation Committee approved discretionary bonuses to the Named Executive Officers equal to 70% of their target bonuses under our executive cash incentive compensation program for fiscal 2020. All bonus-eligible employees of the Company received a discretionary bonus at the same 70% level for the Company performance portion of their annual bonuses. While the annual incentive program for the Named Executive Officers is based entirely on Company goals, the non-executive bonus-eligible employees of the Company also have an individual performance component of their annual bonus plan, which enabled those employees who achieved their individual performance component to receive a higher overall payout relative to their target bonus than the Named Executive Officers.

In addition, as described below under “Long-Term Incentives,” the three-year relative total stockholder return cycle for the performance-based shares granted in August 2017 ended on June 30, 2020. Our three-year total stockholder return of 24.3% was at the 64th percentile of the applicable peer group, which resulted in an above target payout of 141% of target.

We believe our compensation programs appropriately rewarded our executive team for the Company’s performance in fiscal 2020, reflecting the challenges we faced during the fiscal year and our executive team’s response to them. The Compensation Committee believes that the most effective compensation program is one that is designed to reward the achievement of specific annual, long-term and strategic goals by the Company and that aligns executives’ interests with those of the stockholders by rewarding performance above established goals, with the ultimate objective of improving stockholder value. The Compensation Committee evaluates both performance and compensation to ensure that we maintain our ability to attract and retain critical employees in key positions and that compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives of our peer companies. Accordingly, the Compensation Committee believes executive compensation packages that we provide to our executives should include both cash and stock-based compensation that reward performance as measured against established goals.

Say on Pay Results and Stockholder Engagement

At our Annual Meeting held November 13, 2019, our stockholders had the opportunity to cast a non-binding advisory vote on our executive compensation. Approximately 98% of the shares voted at the meeting approved our executive compensation. The Compensation Committee welcomed this feedback and intends to continue its practice of linking Company performance with executive compensation decisions. In addition to this vote result, the Compensation Committee and management gather direct input and feedback from our stockholders. We will continue to engage in discussions with stockholders who seek to provide input on executive compensation matters. We appreciate and consider all feedback and strive to provide clear and understandable information about our compensation design and performance measures.

Overview of Compensation and Process

The Compensation Committee worked with management and with our independent compensation consultant Willis Towers Watson to design the executive compensation programs for fiscal 2020, following the belief that compensation should reflect the value created for the stockholders while furthering the Company’s strategic goals. In doing so, we instituted our compensation programs to achieve the following goals:

•align the interests of management with those of stockholders;
•provide fair and competitive compensation;
•integrate compensation with our business plans;
•reward both business and individual performance; and
•attract and retain key executives that are critical to our success.

These objectives emphasize pay for performance by structuring the compensation elements such that a higher percentage of compensation is variable based upon Company performance. The compensation package for each executive officer is comprised of three elements: (i) base salary that reflects individual performance and is designed primarily to be competitive with salary levels in the industry; (ii) annual incentive awards contingent upon specific corporate revenue and adjusted EBITDA goals; and (iii) long-term, stock-based incentive awards that strengthen the alignment of interests between the executive officers and our stockholders.

Our Compensation Committee, in consultation with its independent compensation consultant, Willis Towers Watson, administers our compensation program for the Named Executive Officers. The Compensation Committee regularly invites a representative of its independent compensation consultant to participate in Compensation Committee meetings and seeks the consultant’s views regarding various compensation related issues. In connection with the annual review of executive officer and director compensation, at the request of the Compensation Committee, this consultant provides the Committee with data regarding the compensation paid to executive officers and directors of companies deemed to be comparable to us (the “Compensation Peer Group”).

In establishing relevant peers that are similar to us, the Compensation Committee considered several factors, namely: companies in the healthcare equipment industry with an emphasis on research and development, companies with similar financial scope (e.g., revenue, EBITDA and market capitalization), and companies with a significant sales force. The Compensation Committee believes that the companies listed below generally meet some or all of these criteria.

For fiscal 2020, the Compensation Peer Group consisted of the following companies:

Accuray Incorporated	Cutera, Inc.	Nevro Corp.
ABIOMED, Inc.	Fluidigm Corporation	Penumbra, Inc.
AngioDynamics Inc.	Glaukos Corporation	SeaSpine Holdings Corporation
AtriCure, Inc.	Insulet Corporation	Tactile Systems Technology, Inc.
ATRION Corp	LeMaitre Vascular, Inc.	Tandem Diabetes Care, Inc.
CryoLife Inc.	Natus Medical, Inc.
In setting fiscal 2020 compensation, the Compensation Committee used the data assembled by Willis Towers Watson from the Compensation Peer Group set forth above, supplemented by industry survey data as determined appropriate by Willis Towers Watson for certain positions, to assist in its determination of base salaries, target incentive compensation under the fiscal 2020 annual incentive program, and target long-term equity awards.

In making compensation decisions, the Compensation Committee compares all elements of total compensation to the companies in the Compensation Peer Group. The Compensation Committee reviews the compensation paid to executives in the Compensation Peer Group and performance evaluations presented by management in determining the appropriate aggregate and individual compensation levels for the performance year. In conducting its review, the Compensation Committee considers quantitative performance results of the Company and the overall need of the Company to attract, retain and motivate the executive team.

Base Salaries

Base salary is an important element of our executive compensation program as it provides executives with a competitive, fixed, non-contingent earnings stream to support annual living and other expenses. As a component of total compensation, we generally target base salaries at the median of Compensation Peer Group salaries for comparable positions, a level that we believe is sufficient to attract and retain an experienced management team that will successfully grow our business and create stockholder value. Base salaries are reviewed regularly and adjusted to reward individual performance and contributions to our overall business objectives. We seek to do so in a manner that does not detract from the executives’ incentive to realize additional compensation through our performance-based compensation programs.

The Compensation Committee reviews the Chief Executive Officer’s base salary annually at the end of each fiscal year. The Compensation Committee may recommend that the Board make adjustments to the Chief Executive Officer’s base salary based upon the Compensation Committee’s review of his current base salary, incentive cash compensation and equity-based compensation, as well as his performance and comparative market data. The Compensation Committee reviews other executives’ base salaries at the end of each fiscal year, with input from the Chief Executive Officer. The Compensation Committee may approve adjustments to other executives’ base salary based upon the Chief Executive Officer’s recommendations and the reviewed executive’s responsibilities, experience and performance, as well as comparative market data.

In utilizing comparative data, the Compensation Committee seeks to approve or recommend to the Board, as the case may be, salaries for each executive at a level that is appropriate after giving consideration to experience for the relevant position and the executive’s performance. The Compensation Committee reviews performance for both the Company (based upon achievement of strategic initiatives) and each individual executive. Based upon these factors, the Compensation Committee may approve or recommend to the Board, as the case may be, adjustments to base salaries to better align individual compensation with comparative market compensation, to provide merit-based increases based upon individual or Company achievement, or to account for changes in roles and responsibilities.

For fiscal 2020, the Named Executive Officers received the base salary increases noted below. The Board approved the base salary for Mr. Ward, and the Compensation Committee approved the base salaries for each of the other Named Executive Officers, for the fiscal year ended June 30, 2020:

Name	2020 Base Salary	2019 Base Salary	Percentage Increase
Scott R. Ward(1)	$670,000	$670,000	—%
Jeffrey S. Points	$332,750	$302,500	10.0%
Rhonda J. Robb	$472,770	$463,500	2.0%
Alexander Rosenstein	$343,033	$317,623	8.0%
Ryan D. Egeland(2)	$321,360	N/A	N/A
(1) On April 1, 2020, due to the COVID-19 pandemic, Mr. Ward voluntarily instituted a temporary reduction of 30% in the base salary otherwise payable to him
(2) Dr. Egeland was not a Named Executive Officer for the fiscal year ended June 30, 2019.

For fiscal 2021, the base salaries of the Named Executive Officers were not increased from their base salaries in effect for fiscal 2020.

Annual Incentive

Each Named Executive Officer has a target annual cash incentive that is a percentage of his or her base salary. In fiscal 2020, target incentive levels as a percentage of base salary were:

•115% for the President and Chief Executive Officer;
•100% for the Chief Operating Officer;
•75% for the Chief Financial Officer and the General Counsel and Corporate Secretary; and
•50% for the Chief Medical Officer

The Compensation Committee structures the Company’s annual cash incentive program to reward its Named Executive Officers based on the Company’s fiscal year performance. Each year, after the Company’s annual financial planning process, the Compensation Committee and the Board establish the financial objectives that need to be achieved by the Company for the Named Executive Officers to earn the cash incentive. These financial objectives vary from year to year, depending on the Company’s business goals. In fiscal 2020, the cash incentive compensation program was based on the Company’s achievement of revenue and adjusted EBITDA financial goals in order to continue to align executive compensation with the interests of our stockholders.

Target amounts were split 75% for achievement of revenue targets and 25% for achievement of adjusted EBITDA targets. Adjusted EBITDA is defined as EBITDA with stock compensation added back. For purposes of annual incentive compensation, an adjustment is also made for cash incentive compensation paid to management above or below 100% target levels for that particular fiscal year. The Compensation Committee also approved a clawback feature for the fiscal 2020 annual incentive program in the event of a required restatement of the Company’s financial statements.

The fiscal 2020 performance goals were aggressive and structured to encourage significant growth:

	Revenue (in millions)	Adjusted EBITDA (1) (in millions)	Achievement as a % of Target
Threshold	$272.0	$4.6	50%
Target	$282.0	$10.6	100%
Maximum	$302.0	$19.0	200%
Actual	$236.5	$(9.0)	—%
(1) The following is a reconciliation of the actual adjusted EBITDA result to the most comparable U.S. GAAP measure (in thousands):

Year Ended
June 30, 2020
Net income	$(27,236)
Other (income) and expense, net	233
Provision for income taxes	231
Income from operations	(26,772)
Add: Stock-based compensation	13,612
Add: Depreciation and amortization	4,179
Adjusted EBITDA	$(8,981)

As a result of the COVID-19 pandemic, we did not achieve the threshold amount for either of the financial goals, which resulted in no payments under the fiscal 2020 annual incentive plan.

Discretionary Bonuses

The Board and the Compensation Committee have the authority to grant discretionary bonuses. In making a determination to grant a discretionary bonus, the Board and the Compensation Committee will consider several factors, such as extraordinary individual or company performance, achievement of major company milestones, contribution to increase in stockholder value, amount of total compensation compared to the Compensation Peer Group, and retention. As described above in the Executive Summary, while the Company’s performance in fiscal 2020 overall was below the financial targets established at the beginning of the fiscal year, the Compensation Committee and the Board awarded discretionary bonuses to each of the Named Executive Officers in recognition of their significant efforts in driving Company performance during the first eight months of fiscal 2020 and then in managing the Company through the COVID-19 pandemic that commenced in the United States in March 2020 and continued through the end of the fiscal year, which efforts are described in detail in the Executive Summary above. In determining the amount of the discretionary bonuses, the Compensation Committee and the Board reviewed the Company’s annualized run-rate for the entire fiscal year based on performance as of the onset of the pandemic, historic information about the Company’s fourth quarter performance, and the Company’s actual revenue and adjusted EBITDA performance compared to the established targets through the third fiscal quarter. The Compensation Committee and the Board determined to calculate the discretionary bonuses awarded to the Named Executive Officers at 70% of their target bonuses under our executive cash incentive compensation program for fiscal 2020, based on the Company’s actual pro-rated performance through the Company’s third fiscal quarter of 66% of the annual target performance, with an additional 4% of such target to recognize the extraordinary efforts of the executive officers in responding to and managing the Company in the pandemic, and the Company overachieving its revised internal fourth quarter revenue forecasts made to reflect the effects of the pandemic. All bonus-eligible employees of the Company received a discretionary bonus at the same 70% level for the Company performance portion of their annual bonuses. While the annual incentive program for the Named Executive Officers is based entirely on Company goals, the non-executive bonus-eligible employees of the Company also have an individual performance component of their annual bonus plan, which enabled those employees who achieved their individual performance component to receive a higher overall payout relative to their target bonus than the Named Executive Officers.

The discretionary bonus awards for fiscal 2020 were as follows:

Name	Discretionary Bonus Award
Scott R. Ward(1)	$539,351
Jeffrey S. Points	$174,695
Rhonda J. Robb	$330,939
Alexander Rosenstein	$180,092
Ryan D. Egeland	$112,476

(1) The discretionary bonus awarded to Mr. Ward was based on his annual base salary without taking into account his voluntary temporary reduction of 30%.

Long-Term Incentives

We provide long-term incentives to the Named Executive Officers through grants of equity. Under our Amended and Restated 2017 Equity Incentive Plan (the “2017 Plan”), we may make grants of restricted stock awards, stock options, restricted stock units, performance share awards, performance unit awards and stock appreciation rights to officers and other employees. We adopted the 2017 Plan and our prior equity incentive plans to give us flexibility in the types of awards that we could grant to our executive officers and other employees in order to meet our business needs. In fiscal 2020, we used equity awards to emphasize performance, stockholder alignment and retention.

In fiscal 2020, the Compensation Committee approved equity grants to the Named Executive Officers, other than Mr. Ward, and recommended to the Board for approval equity grants to Mr. Ward. In each case, the Compensation Committee or the Board, as applicable, approved an aggregate dollar amount of equity for each Named Executive Officer, which awards were granted in the share amounts set forth in the table below based on the closing price of our common stock on August 9, 2019.

Each Named Executive Officer has a target equity incentive expressed as a fixed percentage of his or her base salary. In fiscal 2020, target equity incentive levels as a percentage of base salaries were:

•450% for the President and Chief Executive Officer,
•200% for the Chief Operating Officer,
•150% for the Chief Financial Officer, and
•125% for the other Named Executive Officers.

The value was then split to provide 60% of the value in performance-based restricted stock, which vests based on target level performance, and 40% in time-based restricted stock in order to more heavily align these incentives with performance and stakeholder interests.

For fiscal 2020, the Board and the Compensation Committee determined that the performance-based restricted stock would vest entirely based on total stockholder return and the measurement period would be three years, in each case in order to align executive incentives with long-term stockholder interests. Accordingly, the performance-based restricted stock granted in fiscal 2020 will vest based on our total stockholder return relative to total stockholder return of the Compensation Peer Group, as measured by the closing prices of our stock and the Compensation Peer Group members for the 90 trading days preceding July 1, 2019 compared to the closing prices of our stock and the Compensation Peer Group members for the 90 trading days preceding July 1, 2022, as follows:

•If our total stockholder return is below the 25th percentile of total stockholder return of the Compensation Peer Group, the Named Executive Officer will forfeit all shares of stock subject to the award;
•If our total stockholder return is at least equal to the 25th percentile of total stockholder return of the Compensation Peer Group, 25% of the shares of stock subject to the award will vest, plus a pro rata portion of the remaining shares, interpolated to the median total stockholder return of the Compensation Peer Group, such that 50% of the shares subject to the award will vest if our total stockholder return is equal to the median total stockholder return of the Compensation Peer Group; and
•If our total stockholder return is greater than the median total stockholder return of the Compensation Peer Group, 50% of the shares of stock subject to the award will vest, plus a pro rata portion of the remaining shares, interpolated to the 85th percentile of total stockholder return of the Compensation Peer Group, such that 100% of the shares subject to the award will vest if our total stockholder return is equal to or greater than the 85th percentile of total stockholder return of the Compensation Peer Group.

Vesting of the performance-based restricted stock will occur on the date that our Annual Report on Form 10-K for the fiscal year ending June 30, 2022 is filed.

The performance-based restricted stock was granted to each Named Executive Officer at the maximum number of shares that could be earned, which is 200% of the target number of shares allocated to performance-based restricted stock. Any shares not earned will be forfeited upon confirmation of the performance level actually achieved.

The maximum number of shares subject to each type of award is set forth in the table below:

	2020 Restricted Stock Awards
Name	Time(1)	Performance(2)
Scott R. Ward	25,676	77,028
Jeffrey S. Points	4,251	12,752
Rhonda J. Robb	8,053	24,157
Alexander Rosenstein	3,652	10,955
Ryan D. Egeland	3,421	10,263
(1) The award vests as to one-third of the shares at each of the first three anniversaries of August 13, 2019.
(2) The award vests based on the Company’s total stockholder return relative to total stockholder return of the Compensation Peer Group, as described above.

If an executive officer holds restricted stock with time-based vesting, and his or her employment is terminated for any reason (other than change of control or events under the Severance Plan), including death or disability, prior to restrictions lapsing, all of the executive officer’s rights to all of the shares subject to forfeiture are immediately and irrevocably forfeited. If an executive officer holds restricted stock with total stockholder return conditions on vesting, and his or her employment is terminated for any reason (other than change of control or events under the Severance Plan), including death or disability, prior to the total stockholder return criteria being satisfied, he or she will forfeit a pro rata portion of the shares subject to the award based on the number of months in the three-year performance period remaining following termination.

The general policy of the Company is to grant restricted stock to executives at the first Board meeting of the fiscal year, with the effective date of the grant being the third business day following the Company’s fiscal year-end earnings release or a later date if the first Board meeting is held after the date of the earnings release or if an executive joins the Company later in the fiscal year. The number of shares granted is based on a formula that sets an incentive compensation amount as the percentage of base salary for each executive officer, divided by the closing price of our common stock on the third business day following the Company’s fiscal year-end earnings release, or later grant date, if applicable, and rounded up to the nearest share.

Our second three-year relative total shareholder return cycle ended on June 30, 2020, with respect to the performance-based shares granted in August 2017. Our average closing stock price for the 90 trading days preceding July 1, 2017 was $29.60, compared to an average closing stock price for the 90 trading days preceding July 1, 2020 of $36.78, resulting in a three-year total stockholder return of 24.3%. This three-year total stockholder return was at the 64th percentile of the applicable peer group, which resulted in an above target payout of 141% of target.

Stock Ownership Guidelines and Certain Restrictions on Stock Ownership

On August 18, 2014, the Board established minimum stock ownership guidelines for our executive officers. These guidelines require executive officers to hold shares of the Company’s common stock with the following values:

•Chief Executive Officer: five times base salary;
•Section 16 Officers: three times base salary; and
•Vice Presidents and other officers: two times base salary.

Each current officer has five years from such person’s original date of appointment to his or her current position, and any new officer appointed will have five years from the date of such person’s appointment, to reach the applicable ownership level. For purposes of these guidelines, unvested time-based restricted stock awards will count toward such ownership level but unvested performance-based restricted stock awards will not count toward such ownership level. The Compensation Committee is authorized to administer such guidelines, including the authority to make such guidelines applicable to other officers of the

Company and resolve any questions of interpretation or application. The Board believes that stock ownership by executive officers is important to align their interests more closely with those of stockholders.

Under our Insider Trading Policy, executive officers and other employees may not pledge or sell short Company stock, and they are prohibited from engaging in hedging or monetization transactions with respect to their Company stock. All of our executive officers are in compliance with these guidelines.

Limited Perquisites; Other Benefits

We generally do not extend significant perquisites to our executives beyond the benefits that are available to our employees generally, such as our 401(k) plan and health, dental and life insurance benefits. Beginning January 1, 2019, our executives became eligible for the Executive Health Program at the Mayo Clinic. This benefit is intended to support the health and wellness of our executives through a comprehensive, expedited healthcare evaluation. In addition, Ms. Robb participated in the Company’s President’s Club sales award trip at our expense in fiscal 2020, and we paid the associated taxes on behalf of Ms. Robb for such expenses.

Nonqualified Deferred Compensation Plans

We maintain the Cardiovascular Systems, Inc. Deferred Compensation Plan (the “Deferred Compensation Plan”) to provide benefits to a select group of management or highly compensated employees who contribute materially to the continued growth, development and future business success of the Company, including the Named Executive Officers. The Compensation Committee administers the Deferred Compensation Plan.

Under the Deferred Compensation Plan, participants may elect to defer up to 100% of their base salary (after 401(k), payroll tax and other deductions), performance bonus and discretionary bonus and elect to receive the deferred compensation at a fixed future date of their choosing. A participant may also elect to receive the deferred compensation in equal annual or monthly installments over a period designated by the participant not exceeding 15 years, commencing at a fixed future date of the participant’s choosing. If the participant does not specify a fixed date, payment will be made (or installment payments will commence) upon a participant’s termination from employment, excluding death or disability. If a participant dies or becomes disabled before the date on which payment was otherwise elected to be made or to commence, the Company will pay the balance of the deferred compensation in a lump sum to the participant, or in the case of the participant’s death, to such participant’s beneficiary.

For deferrals of base salary, participants must make their elections by the end of the calendar year that precedes the calendar year within which the base salary will be earned. For deferrals of performance bonus, subject to certain exceptions, participants must make their elections by the end of the calendar year prior to the year in which the performance bonus is earned. For deferrals of discretionary bonus, participants must make their elections by the end of the calendar year preceding the fiscal year in which the performance period commences.

Each participant may, at the time of his or her deferral election, choose to allocate the deferred compensation into certain categories of hypothetical investments as determined by the Compensation Committee. The Compensation Committee offers two alternatives, the first with a fixed income and the second with a return equal to that of the equal-weighted Standard & Poor’s 500 stock index. The amount payable to each participant under the Deferred Compensation Plan will change in value based upon the hypothetical investment selected by that participant.

Each participant, in connection with his or her commencement of participation in the Deferred Compensation Plan, is required to irrevocably elect whether to (i) accelerate the payment of his or her deferred compensation in the event of a change in control of the Company or (ii) have his or her deferred compensation remain in the Deferred Compensation Plan and paid pursuant to the terms and conditions of the Deferred Compensation Plan in the event of a change in control of the Company.

In the event of an unforeseen emergency, participants may apply to accelerate payment of the deferred compensation to the extent reasonably needed to satisfy the financial hardship resulting from the emergency.

The accounts established for participants in the Deferred Compensation Plan will be unfunded and the right of any participant to receive a distribution under the Deferred Compensation Plan will be an unsecured claim against the general assets of the Company. No participant in the Deferred Compensation Plan will have any rights in or against any specific assets, fund, trust or account of the Company.

Compensation Consultant

In preparation for fiscal 2020, the Compensation Committee engaged Willis Towers Watson, a third-party compensation consulting firm, to advise the Compensation Committee in connection with its determination of competitive compensation levels for our executive officers, including base salary, annual incentive compensation, and equity-based compensation.

Termination or Change of Control Plans and Agreements

Equity Awards

The majority of our equity incentive agreements provide that in the event of a change of control (defined in such agreements as the sale by us of substantially all of our assets and the consequent discontinuation of our business, or a merger, exchange or liquidation), the vesting of all equity grants at their full outstanding unvested levels will automatically accelerate. Accordingly, restricted stock (including both the time-based and performance-based restricted stock) will immediately vest as of the effective date of a change of control.

Employment Agreements

Under the terms of our employment agreements with Messrs. Ward and Points and Ms. Robb, we will pay such officer the number of months of base salary and our share of health insurance costs set forth below if they are terminated by us without “cause” or if they terminate their employment for “good reason” (each as defined in the respective agreement).

•Scott R. Ward        24 months
•Rhonda J. Robb        18 months
•Jeffrey S. Points        18 months

Messrs. Ward and Points and Ms. Robb will also receive a pro rata portion of any performance bonus for which the performance period has not expired. If such officer is terminated by us without “cause” or if he or she terminates his or her employment for “good reason” within 24 months of a change of control, the base salary payable during the applicable severance period will be increased to include the officer’s target bonus for the year of termination. As a condition to receiving the severance benefits, each officer is required to execute a release of claims agreement in favor of the Company. The severance benefits under their employment agreements and the Severance Plan are substantially the same; however, the Severance Plan does not provide severance benefits for an officer who terminates employment for “good reason” outside of the change of control context.

Executive Officer Severance Plan

We maintain the Cardiovascular Systems, Inc. Executive Officer Severance Plan (as amended, the “Severance Plan”). Each of our Named Executive Officers is covered by the Severance Plan. Under the Severance Plan, if we terminate an executive officer other than for cause, as defined in the Severance Plan, the executive will receive certain severance benefits during the severance period. The severance period is 24 months for the Chief Executive Officer, 18 months for all officers (within the meaning of Section 16 of the Exchange Act); 15 months for Senior Vice Presidents and Executive Vice Presidents; 12 months for Vice Presidents and other corporate officers; and 6 months or another period designed by the Compensation Committee for Area Vice Presidents and other employees designated by the Compensation Committee. For purposes of the Severance Plan, “cause” is generally defined as the executive’s (i) failure to perform his or her material duties; (ii) willful or deliberate misconduct; (iii) false or materially misleading representation made to the Board; or (iv) commission of any felony. The severance benefits generally consist of the continued payment of (i) the executive’s then-current base salary; and (ii) our share of the costs of the executive’s coverage under our medical, dental, and life insurance plans. In addition, the Board or Compensation Committee must take action to provide for the acceleration of the vesting for any outstanding stock options, restricted stock awards, restricted stock unit awards or other equity awards previously granted to the executive that would have vested within the 12-month period immediately following the executive’s termination of employment, and permit any outstanding stock options to remain exercisable for 180 days following the executive’s termination of employment. The Severance Plan also provides that, in the event of the participant’s termination within 24 months following a change in control (the sale by us of substantially all of our assets and the consequent discontinuance of our business; a merger, exchange, liquidation or certain acquisitions; certain changes in the composition of the Board; or a definitive agreement relating to any of these), the base salary payable during the applicable severance period will be increased to include the participant’s target bonus for the year of termination. In addition, if a participant in the Severance Plan resigns his or her employment for “good reason” within 24 months of a change of control, then that participant is entitled to the same payments as if such participant’s employment is terminated without cause, for the same severance period previously set forth in the Severance Plan. For purposes of the Severance Plan, “good reason” is generally defined as (i) a material diminution in an executive’s base salary; (ii) a material diminution in the executive’s authority, duties or responsibilities; (iii) a material diminution in the authority, duties, or responsibilities of the supervisor to whom the executive reports; (iv) a material diminution in the budget over which the executive retains authority; (v) requiring executive to be based at a location that is more than 50 miles from the location of the executive’s principal office; (vi) our failure to provide the executive with the same target bonus opportunity as in effect prior to the change in control; (vii) our failure to provide the executive with employee benefit plans that provide substantially similar benefits in the aggregate as the benefits provided to the executive immediately prior to a change of control; or (viii) any other action or inaction that constitutes a material breach by us of any agreement under which the executive provides services.

As a condition to receiving these severance benefits, the executive is required to execute a release of claims agreement in favor of the Company. The executive is not entitled to severance benefits if his or her termination is due to death or disability; if the executive is on military leave, sick leave, or another bona fide leave of absence generally not exceeding six months; or if the executive continues to provide services to us in excess of 20% of the average level of services he or she performed over the immediately preceding 36-month period.

The Severance Plan does not affect any other rights our executives may have to severance benefits in their employment agreements. However, an executive will be eligible for severance benefits under the Severance Plan only to the extent the severance is not duplicative of the benefits received by the executive under his or her employment agreement. The executive will receive benefits under his or her employment agreement first, and then will be eligible for severance benefits under the Severance Plan; provided, however, that the combined benefit will not exceed the maximum benefit available under the Severance Plan.

Although we have the right to amend or terminate the Severance Plan, we may not do so in any manner that diminishes the severance benefits (i) within 24 months of a change of control; (ii) if such amendment or termination was requested by a party other than the Board that had previously taken other steps reasonably calculated to result in a change of control and that ultimately resulted in a change of control; or (iii) if such amendment or termination arose in connection with or in anticipation of a change of control that ultimately occurs.

Nonqualified Deferred Compensation Plan

As noted above, participants in the Deferred Compensation Plan are required to irrevocably elect whether to (i) accelerate the payment of his or her deferred compensation in the event of a change in control of the Company or (ii) have his or her deferred compensation remain in the Deferred Compensation Plan and paid pursuant to the terms and conditions of the Deferred Compensation Plan in the event of a change in control of the Company. None of our current Named Executive Officers have elected to participate in the Deferred Compensation Plan.

Compliance with Internal Revenue Code Section 162(m)

As a result of Section 162(m) of the Internal Revenue Code of 1986, as amended, we will not be allowed a federal income tax deduction for compensation paid to certain executive officers to the extent that compensation exceeds $1 million per officer in any one year. This limitation applies to all compensation paid to the Named Executive Officers.

The Compensation Committee believes that factors other than tax deductibility are important in the design of executive compensation programs and that it is important to preserve flexibility in compensating our executive officers in a manner that can best promote our corporate objectives. Our Compensation Committee intends to continue to compensate our executive officers in a manner consistent with the best interests of the Company and our stockholders.

Human Resources and Compensation Committee Report

The Human Resources and Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based upon this review and discussion, the Human Resources and Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in our Annual Report on Form 10-K for the fiscal year ended June 30, 2020.

Human Resources and Compensation Committee of the Board of Directors:

Martha Goldberg Aronson, Chair
Edward Brown
Augustine Lawlor
Erik Paulsen

Summary Compensation Table for Fiscal 2020

The following table provides information regarding the compensation earned during the fiscal years ended June 30, 2020, June 30, 2019 and June 30, 2018 by each of the Named Executive Officers for each year in which each was a Named Executive Officer.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock awards ($)(1)(2)	Nonequity incentive plan compensation ($)(3)	All other compensation ($)(6)	Total ($)
Scott R. Ward(7)	2020	628,105	539,351	3,551,504	—	—	4,718,960
President and Chief Executive Officer	2019	669,615	—	2,979,967	886,210	39,790	4,575,582
	2018	650,239	—	2,320,611	477,728	14,342	3,462,920
Jeffrey S. Points(4)	2020	332,792	174,695	587,968	—	—	1,095,455
Chief Financial Officer	2019	301,971	—	504,574	260,946	—	1,067,491
	2018	248,448	—	253,409	88,862	—	590,719
Rhonda J. Robb(5)	2020	473,216	330,939	1,113,830	—	26,069	1,944,054
Chief Operating Officer	2019	463,240	—	1,030,771	479,795	12,851	1,986,657
	2018	183,702	450,000	1,500,000	107,848	—	2,241,550
Alexander Rosenstein	2020	343,168	180,092	505,114	—	—	1,028,374
General Counsel and Corporate Secretary	2019	316,968	—	441,495	237,459	—	995,922
	2018	284,950	—	337,522	90,622	—	713,094
Ryan D. Egeland	2020	321,746	112,476	473,193	—	56,418	963,833
Chief Medical Officer

(1)The value of stock awards in this table represents the fair value of such awards granted during the fiscal year, as computed in accordance with FASB ASC 718. The assumptions used to determine the valuation of the awards are discussed in Management’s Discussion and Analysis of Financial Condition and Results of Operations and in Note 8 to our consolidated financial statements, each included in the Company’s Annual Report on Form 10-K for fiscal 2020, filed with the SEC on August 20, 2020. Stock awards consist of restricted stock awards (“RSAs”).
(2)The value of stock awards in this table includes stock awards that were subject to forfeiture based on achievement of performance measures for each fiscal year and represents the fair value of such awards granted during the fiscal year, as measured in accordance with FASB ASC 718. The assumptions used to determine the valuation of the awards are discussed in Management’s Discussion and Analysis of Critical Accounting Policies and in Notes 1 and 8 to our consolidated financial statements, each included in the Company’s Annual Report on Form 10-K for the 2020 fiscal year, filed with the SEC on August 20, 2020.
(3)The amount under “Non-Equity Incentive Plan Compensation” consists of incentive compensation paid to each Named Executive Officer for Company performance under our annual cash incentive plan for the applicable fiscal year, as described under “Annual Incentive” above.
(4)Mr. Points was appointed Chief Financial Officer on February 7, 2018. Mr. Points’ base salary in fiscal 2018 reflects the amount actually paid to Mr. Points for his service as our Vice President, Controller and Treasurer and then Chief Financial Officer for the entire fiscal year.
(5)Ms. Robb commenced employment on January 26, 2018. Ms. Robb received a $450,000 sign-on bonus in fiscal 2018.
(6)The amount under “All Other Compensation” for Ms. Robb during fiscal 2020 consist of payments for travel-related activities of Ms. Robb relating to participation in the Company’s President’s Club sales award trip, as well as the tax amount paid on behalf of Ms. Robb for such expenses. The amount under “All Other Compensation” for Dr. Egeland consists of a one-time cash payment made in fiscal 2020 to Dr. Egeland intended to rectify an administrative error that lowered the value of a stock award granted to Dr. Egeland in a prior period.
(7)On April 1, 2020, due to the COVID-19 pandemic, Mr. Ward voluntarily instituted a temporary reduction of 30% in the base salary otherwise payable to him.

Grants of Plan-Based Awards for Fiscal 2020

The following table sets forth certain information regarding grants of plan-based awards during the fiscal year ended June 30, 2020. The performance-based restricted stock awards are granted at the maximum performance values, which are subject to forfeiture based on achievement of performance measures.

Name	Type of Grant	Grant date	Estimated future payouts under non-equity incentive plan awards			Estimated future payouts under equity incentive plan awards			All other stock awards: Number of shares of stock or units (#)	Grant date fair value of stock and option awards ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Scott R. Ward	Performance(1)	N/A	385,250	770,500	1,541,000
	RSA(2)	8/9/2019							25,676	1,206,002
	PBRSA(3)	8/9/2019				19,257	38,514	77,028		2,345,502

Jeffrey S. Points	Performance(1)	N/A	124,782	249,563	499,126
	RSA(2)	8/9/2019							4,251	199,669
	PBRSA(3)	8/9/2019				3,188	6,376	12,752		388,299

Rhonda J. Robb	Performance(1)	N/A	236,385	472,770	945,540
	RSA(2)	8/9/2019							8,053	378,249
	PBRSA(3)	8/9/2019				6,040	12,079	24,157		735,581

Alexander Rosenstein	Performance(1)	N/A	128,638	257,275	514,550
	RSA(2)	8/9/2019							3,652	171,534
	PBRSA(3)	8/9/2019				2,739	5,478	10,955		333,580

Ryan D. Egeland	Performance(1)	N/A	80,340	160,680	321,360
	RSA(2)	8/9/2019							3,421	160,684
	PBRSA(3)	8/9/2019				2,566	5,132	10,263		312,509

(1)Performance incentive compensation based on the Company’s achievement of revenue and adjusted EBITDA financial goals for fiscal 2020. Adjusted EBITDA is defined as EBITDA with stock compensation added back. Target incentive compensation amounts are weighted 75% for the revenue goal and 25% for the adjusted EBITDA goal.
(2)Represents RSAs granted pursuant to the Company’s 2017 Equity Incentive Plan that vest as to 1/3 of the shares subject to each RSA on each of August 13, 2020, 2021 and 2022.
(3)Represents RSAs that are subject to performance-based forfeiture based on total stockholder return versus the Compensation Peer Group (“PBRSA”). The grants will vest based on the Company’s total stockholder return relative to total stockholder return of the Compensation Peer Group, as measured by the closing prices of the stock of the Company and the Compensation Peer Group members for the 90 trading days preceding July 1, 2019 compared to the closing prices of the stock of the Company and the Compensation Peer Group members for the 90 trading days preceding July 1, 2022. These PBRSAs vest as to 25% of the shares upon achievement of the minimum performance objectives, as to 50% of the shares upon achievement of the target performance objectives, and as to 100% of the shares upon achievement of the maximum performance objectives.

Employment and Separation Agreements of the Named Executive Officers

Scott R. Ward

On August 15, 2016, we entered into an employment agreement with Mr. Ward that provides for an initial base salary of $630,000, which base salary may be subject to review and adjustment by the Board from time to time. Mr. Ward is eligible to participate in all retirement plans and other employee benefits and policies, including paid time off, made available by the Company to its full-time employees, to the extent Mr. Ward meets the applicable eligibility requirements. Additionally, Mr.

Ward is eligible to participate in the Severance Plan. The employment agreement is terminable by either party at any time for any reason. Under the terms of the employment agreement, if he is terminated by the Company without cause or terminates his employment for good reason, as each is defined in the employment agreement, the Company will pay Mr. Ward an amount equal to twice his then current base salary (payable over 24 months), a pro-rata portion of any performance bonus for which the performance period has not yet expired, and 24 months of the Company’s share of health insurance costs. If he is terminated by the Company without cause or terminates his employment for good reason following a change in control, as defined in the Severance Plan, and before the second anniversary of the change in control, the Company will pay Mr. Ward an amount equal to twice the sum of his then current base salary plus the target bonus amount he was eligible to earn under the cash bonus plan then in effect (payable over 24 months), a pro-rata portion of any performance bonus for which the performance period has not yet expired, and 24 months of the Company’s share of health insurance costs. As a condition to receiving his severance benefits, Mr. Ward is required to execute, and not rescind by the 60th day after termination, a release of claims agreement in favor of the Company. The employment agreement also contains confidentiality, noncompetition and assignment of inventions provisions. The employment agreement provides that Mr. Ward will be eligible to participate in the Company’s bonus programs for executive officers in effect from time to time.

Rhonda J. Robb

On January 12, 2018, we entered into an employment agreement with Ms. Robb that provides for an initial base salary of $450,000, which base salary may be subject to review and adjustment by the Board from time to time. Ms. Robb is eligible to participate in all retirement plans and other employee benefits and policies, including paid time off, made available by the Company to its full-time employees, to the extent Ms. Robb meets the applicable eligibility requirements. Additionally, Ms. Robb is eligible to participate in the Severance Plan. The employment agreement is terminable by either party at any time for any reason. Under the terms of the employment agreement, if Ms. Robb is terminated by the Company without cause or terminates her employment for good reason, as each is defined in the employment agreement, the Company will pay Ms. Robb an amount equal to 1.5 times her then current base salary (payable over 18 months), a pro-rata portion of any performance bonus for which the performance period has not yet expired, and 18 months of the Company’s share of health insurance costs. If Ms. Robb is terminated by the Company without cause or terminates her employment for good reason following a change in control, as defined in the Severance Plan, and before the second anniversary of the change in control, the Company will pay Ms. Robb an amount equal to 1.5 times the sum of her then current base salary plus the target bonus amount she was eligible to earn under the cash bonus plan then in effect (payable over 18 months), a pro-rata portion of any performance bonus for which the performance period has not yet expired, and 18 months of the Company’s share of health insurance costs. As a condition to receiving her severance benefits, Ms. Robb is required to execute, and not rescind by the 60th day after termination, a release of claims agreement in favor of the Company. The employment agreement also contains confidentiality, noncompetition and assignment of inventions provisions. The employment agreement provides that Ms. Robb will be eligible to participate in the Company’s bonus programs for executive officers in effect from time to time.

Jeffrey S. Points

Effective February 7, 2018, we entered into a new employment agreement with Mr. Points that provides for an initial base salary of $275,000, which base salary may be subject to review and adjustment by the Board from time to time. Mr. Points is eligible to participate in all retirement plans and other employee benefits and policies, including paid time off, made available by the Company to its full-time employees, to the extent Mr. Points meets the applicable eligibility requirements. Additionally, Mr. Points is eligible to participate in the Severance Plan. The employment agreement is terminable by either party at any time for any reason. Under the terms of the employment agreement, if Mr. Points is terminated by the Company without cause or terminates his employment for good reason, as each is defined in the employment agreement, the Company will pay Mr. Points an amount equal to 1.5 times his then current base salary (payable over 18 months), a pro-rata portion of any performance bonus for which the performance period has not yet expired, and 18 months of the Company’s share of health insurance costs. If Mr. Points is terminated by the Company without cause or terminates his employment for good reason following a change in control, as defined in the Severance Plan, and before the second anniversary of the change in control, the Company will pay Mr. Points an amount equal to 1.5 times the sum of his then current base salary plus the target bonus amount he was eligible to earn under the cash bonus plan then in effect (payable over 18 months), a pro-rata portion of any performance bonus for which the performance period has not yet expired, and 18 months of the Company’s share of health insurance costs. As a condition to receiving his severance benefits, Mr. Points is required to execute, and not rescind by the 60th day after termination, a release of claims agreement in favor of the Company. The employment agreement also contains confidentiality, noncompetition and assignment of inventions provisions. The employment agreement provides that Mr. Points will be eligible to participate in the Company’s bonus programs for executive officers in effect from time to time.

Alexander Rosenstein and Ryan D. Egeland

We entered into employment agreements with Mr. Rosenstein and Dr. Egeland on August 19, 2014 and July 1, 2019, respectively. The agreements were in our standard form for employees and are terminable by either party at any time for any reason. The agreements contain standard confidentiality, noncompetition and assignment of inventions provisions.

Outstanding Equity Awards at Fiscal Year-end for Fiscal 2020

The following table sets forth certain information regarding outstanding equity awards held by the Named Executive Officers as of June 30, 2020.

Name		Stock Awards
	Grant Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (7)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Scott R. Ward	(2)	34,297	$1,082,070
	8/7/2017(3)	10,477	$330,549
	8/7/2017(5)			94,295	$2,975,007
	8/28/2018(3)	18,670	$589,039
	8/28/2018(6)			84,013	$2,650,610
	8/9/2019(3)	25,676	$810,078
	8/9/2019(4)			77,028	$2,430,233

Jeffrey S. Points	8/7/2017(3)	707	$22,306
	8/7/2017(5)			2,829	$89,255
	11/8/2017(3)	2,076	$65,498
	8/28/2018(3)	3,161	$99,730
	8/28/2018(6)			14,225	$448,799
	8/9/2019(3)	4,251	$134,119
	8/9/2019(4)			12,752	$402,326

Rhonda J. Robb	1/26/2018(3)	9,690	$305,720
	1/26/2018(1)	29,070	$917,159
	8/28/2018(3)	6,458	$203,750
	8/28/2018(6)			29,060	$916,843
	8/9/2019(3)	8,053	$254,072
	8/9/2019(4)			24,157	$762,153

Alexander Rosenstein	8/7/2017(3)	1,524	$48,082
	8/7/2017(5)			13,714	$432,677
	8/28/2018(3)	2,766	$87,267
	8/28/2018(6)			12,447	$392,703
	8/9/2019(3)	3,652	$115,221
	8/9/2019(4)			10,955	$345,630

Ryan D. Egeland	11/8/2017(3)	3,737	$117,902
	11/8/2017(5)			14,951	$471,704
	8/28/2018(3)	1,670	$52,689
	8/28/2018(6)			3,339	$105,345
	8/9/2019(3)	3,421	$107,933
	8/9/2019(4)			10,263	$323,798

(1)These RSAs will vest in full on February 12, 2021.
(2)Mr. Ward holds an aggregate of 34,297 vested RSUs, granted on various dates in connection with his Board compensation prior to his service as our Chief Executive Officer, that are payable in cash or shares of our common stock, at our discretion, within 30 days after the six-month anniversary of the termination of Mr. Ward’s Board membership.
(3)Unless otherwise noted, RSAs vest at the rate of one-third per year starting on the first anniversary of the grant date or of a different set date in the month of the grant. The market value of unvested shares outstanding at fiscal-year end reflects the closing price of $31.55 per share of the Company’s common stock on June 30, 2020, the last trading day of the Company’s fiscal year. Our RSA agreements provide that in the event of a change of control (as defined in the agreements) the awards will become immediately vested on the effective date of the change of control.
(4)These RSAs are subject to performance-based forfeiture based on total stockholder return. The grants will vest based on the Company’s total stockholder return relative to total stockholder return of the Compensation Peer Group, as measured by the closing prices of the stock of the Company and the Compensation Peer Group members for the 90 trading days preceding July 1, 2019 compared to the closing prices of the stock of the Company and the Compensation Peer Group members for the 90 trading days preceding July 1, 2022.
(5)These RSAs are subject to performance-based forfeiture based on total stockholder return. The grants will vest based on the Company’s total stockholder return relative to total stockholder return of the Compensation Peer Group, as measured by the closing prices of the stock of the Company and the Compensation Peer Group members for the 90 trading days preceding July 1, 2017 compared to the closing prices of the stock of the Company and the Compensation Peer Group members for the 90 trading days preceding July 1, 2020.
(6)These RSAs are subject to performance-based forfeiture based on total stockholder return. The grants will vest based on the Company’s total stockholder return relative to total stockholder return of the Compensation Peer Group, as measured by the closing prices of the stock of the Company and the Compensation Peer Group members for the 90 trading days preceding July 1, 2018 compared to the closing prices of the stock of the Company and the Compensation Peer Group members for the 90 trading days preceding July 1, 2021.
(7)Performance-based RSAs are presented at maximum award levels.

Option Exercises and Stock Vested for Fiscal 2020

The following table sets forth certain information regarding restricted stock award vesting by the Named Executive Officers during the fiscal year ended June 30, 2020. There were no option exercises by the Named Executive Officers during the fiscal year.

	Stock awards
Name	Number of shares acquired on vesting (#)		Value realized on vesting ($)
Scott R. Ward	145,204	(1)	$7,005,704
Jeffrey S. Points	9,225	(2)	$437,880
Rhonda J. Robb	12,919	(3)	$569,076
Alexander Rosenstein	23,561	(4)	$1,136,421
Ryan D. Egeland	4,573	(5)	$203,977

(1)These shares were acquired by Mr. Ward upon the vesting of restricted stock granted to him under the 2014 and 2017 Equity Incentive Plans. Of this total number of shares 11,330 were attributable to restricted stock granted on August 17, 2016, 10,478 were attributable to restricted stock granted on August 7, 2017, and 9,335 were attributed to restricted stock granted on August 28, 2018. The remaining 114,062 shares were attributable to restricted stock subject to performance-based forfeiture based on total stockholder return and were granted on August 17, 2016.
(2)These shares were acquired by Mr. Points upon the vesting of restricted stock granted to him under the 2014 and 2017 Equity Incentive Plans. Of this total number of shares, 1,004 were attributable to restricted stock granted on August 8, 2016, 707 were attributable to restricted stock granted on August 7, 2017, 2,077 were attributable to restricted stock granted on November 8, 2017, and 1,581 were attributable to restricted stock granted on August 28, 2018. The remaining 3,856 shares were attributable to restricted stock subject to performance-based forfeiture based on total stockholder return and were granted on August 8, 2016.
(3)These shares were acquired by Ms. Robb upon the vesting of restricted stock granted to her under the 2017 Equity Incentive Plan. Of this total number of shares, 9,690 were attributable to restricted stock granted on January 26, 2018, and 3,229 were attributable to restricted stock granted on August 28, 2018.

(4)These shares were acquired by Mr. Rosenstein upon the vesting of restricted stock granted to him under the 2014 and 2017 Equity Incentive Plans. Of this total number of shares, 2,142 were attributable to restricted stock granted on August 8, 2016, 1,524 were attributable to restricted stock granted on August 7, 2017, and 1,383 were attributable to restricted stock granted on August 28, 2018. The remaining 18,512 shares were attributable to restricted stock subject to performance-based forfeiture based on total stockholder return and were granted on August 8, 2016.
(5)These shares were acquired by Dr. Egeland upon the vesting of restricted stock granted to him under the 2014 and 2017 Equity Incentive Plans. Of this total number of shares, 3,738 were attributable to restricted stock granted on November 8, 2017, and 835 were attributable to restricted stock granted on August 3, 2018.

Nonqualified Deferred Compensation

As described above under “Nonqualified Deferred Compensation Plans,” the Company has a deferred compensation plan under which certain members of management and highly compensated employees, including the Named Executive Officers, have the opportunity to defer up to 100% of their base salary (after 401(k), payroll tax and other deductions), performance bonus and discretionary bonus and elect to receive the deferred compensation at a fixed future date of participant’s choosing. None of our Named Executive Officers currently participate in the plan.

Potential Payments Upon Termination or Change in Control

As provided under “Termination or Change of Control Plans and Agreements,” many of the Company’s plans and agreements provide the Named Executive Officers with certain rights or the right to receive payments in the event of the termination of their employment or upon a change in control of the Company. The amounts payable to each of the Named Executive Officers, assuming that each individual’s employment had terminated and/or a change in control of the Company had occurred on June 30, 2020, are as follows:

	Acceleration of Restricted Stock		Payment Upon Termination
Name	Upon Termination by Company Not for Cause (1)	Upon Change in Control(2)	By Company Not for Cause(3)	By Company Not for Cause or by NEO for Good Reason in Connection with Change in Control(4)	By NEO for Good Reason(5)
Scott R. Ward	$3,870,102	$9,785,516	$1,368,796	$2,909,796	$1,368,796
Jeffrey S. Points	$271,630	$1,262,032	$524,178	$898,522	$357,803
Rhonda J. Robb	$1,409,444	$3,359,696	$734,208	$1,443,363	$734,208
Alexander Rosenstein	$562,799	$1,421,580	$539,603	$925,515	$—
Ryan D. Egeland	$651,928	$1,179,371	$507,093	$748,113	$—

(1)Represents immediate vesting of restricted stock awards that would vest in the 12 months following June 30, 2020 at the closing price of $31.55 per share of the Company’s common stock on June 30, 2020, the last trading day of the Company’s fiscal year.
(2)Represents immediate vesting of all outstanding restricted stock awards (both time-based and performance-based restricted stock at their full outstanding unvested levels) at the closing price of $31.55 per share of the Company’s common stock on June 30, 2020, the last trading day of the Company’s fiscal year.
(3)Represents payments of base salary, a pro-rata portion of any performance bonus for which the performance period has not yet expired and health insurance costs pursuant to the Severance Plan (over a period of 24 months for Mr. Ward and 18 months for Messrs. Points and Rosenstein, Ms. Robb and Dr. Egeland) and each respective Named Executive Officer’s employment agreement (to the extent not duplicative with the Severance Plan), if any.
(4)Represents payments of base salary (as increased to include the participant’s target bonus for the year of termination in accordance with the Severance Plan), a pro-rata portion of any performance bonus for which the performance period has not yet expired, and health insurance costs pursuant to the Severance Plan (over a period of 24 months for Mr. Ward and 18 months for Messrs. Points and Rosenstein and Ms. Robb and Dr. Egeland) and each respective Named Executive Officer’s employment agreement (to the extent not duplicative with the Severance Plan), if any.
(5)Represents payment of base salary, a pro-rata portion of any performance bonus for which the performance period has not yet expired (for Mr. Ward) and health insurance costs (over a period of 24 months for Mr. Ward and 18 months for Mr. Points and Ms. Robb) pursuant to each respective Named Executive Officer’s employment agreement.

CHIEF EXECUTIVE OFFICER PAY RATIO

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are required to disclose the median of the annual total compensation of our employees, the annual total compensation of our Chief Executive Officer, Mr. Ward, and the ratio of these two amounts. For the twelve-month period ended June 30, 2020, our last completed fiscal year:

•The estimated median of annual total compensation for all employees of the Company (excluding Mr. Ward) was $104,754; and
•Mr. Ward’s annual total compensation, as reported in the Summary Compensation Table included elsewhere in this proxy statement, was $4,718,960.

Based on this information for fiscal 2020, we estimate that the ratio of the annual total compensation of Mr. Ward to the median annual total compensation of our employees (other than Mr. Ward) was approximately 45 to 1.

We believe this pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described below. The SEC rules for identifying the median of the annual total compensation of our employees and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio for the Company.

Under the SEC’s rules, a company is required to identify its median employee only once every three years so long as there have been minimal changes to its employee population or employee compensation arrangements that the company reasonably believes would not have a meaningful impact on its pay ratio. Based on these rules, we have determined that it is appropriate to identify a new median employee for fiscal 2020. As a result, we took the following steps to identify the median of the annual total compensation of all of our employees, as well as to determine the annual total compensation of our median employee in fiscal 2020:

•We determined that, as of June 30, 2020, our employee population, excluding our Chief Executive Officer, consisted of approximately 787 individuals located in the United States. This population consisted of all full- and part-time employees and interns. We selected June 30, 2020 as the date upon which we would identify the “median employee” because it enabled us to make such identification in a reasonably efficient and economical manner.
•We identified the median employee by taking into account the total cash compensation paid during fiscal year 2020 to all regular employees and interns, excluding our Chief Executive Officer, employed by us on June 30, 2020. For these purposes, total cash compensation included base salary or hourly wages, cash incentive awards and commissions. Base salaries were not adjusted for partial-year employment.
•We identified our median employee using this compensation measure, which was consistently applied to all our employees included in the calculation.

We combined all of the elements of the median employee’s compensation for fiscal 2020 in accordance with applicable SEC rules, resulting in annual total compensation of $104,754.

With respect to the annual total compensation of Mr. Ward, we used the amount reported in the “Total” column of the Summary Compensation Table for fiscal 2020.

DIRECTOR COMPENSATION

During the fiscal year ended June 30, 2020, each of our non-employee members of the Board received the following compensation:

•Retainers of $45,000 for service as a Board member; $22,000 for service as the chair of the Audit Committee; $20,000 for service as a chair of a Board committee other than the Audit Committee; $10,000 for service as a member of a Board committee; and $1,200 per Board or committee meeting attended in the event that more than 12 of such meetings are held during the period. Directors may irrevocably elect, in advance of each fiscal year, to receive these fees in cash, in common stock of the Company or a combination thereof, or in restricted stock units (“RSUs”). Each director electing to receive fees in RSUs will at the time of such election also irrevocably select the date of settlement of the RSU. On the settlement date, RSUs may be settled, at the Company’s discretion, in cash or in shares of common stock or a combination thereof.
•An RSU award with a value of $145,000, which RSUs are settled, at the Company’s discretion, in cash or in shares of common stock or a combination thereof. These RSUs are settled within 30 days following the six-month anniversary of the termination of the director’s board membership.

In addition, the Lead Independent Director receives an additional annual retainer of $40,000, and may irrevocably elect, in advance of each fiscal year, to receive this retainer in cash, in common stock of the Company or a combination thereof, or in RSUs. The non-employee members of the Board are also reimbursed for travel, lodging and other reasonable expenses incurred in attending board or committee meetings.

In setting director compensation for fiscal year 2020, the Compensation Committee used data assembled by Willis Towers Watson to assist in its recommendations to the Board, which approves director compensation. The Board determined that the compensation of the non-employee members of the Board was to remain the same for fiscal 2021.

Director Compensation Table for Fiscal 2020

The following table summarizes the compensation paid to each non-employee director in the fiscal year ended June 30, 2020.

Name	Fees Earned or Paid in Cash or Stock ($)(1)	Stock Awards(2)(3) ($)	Total ($)
Martha Goldberg Aronson	$73,767	$145,000	$218,767
Edward Brown	$115,000	$145,000	$260,000
William Cohn	$55,000	$145,000	$200,000
Augustine Lawlor	$85,000	$145,000	$230,000
Erik Paulsen	$59,384	$145,000	$204,384
Stephen Stenbeck(4)	$42,403	$91,767	$134,170
Scott Bartos(5)	$5,417	$—	$5,417
Brent Blackey(6)	$24,781	$36,250	$61,031

(1)Messrs. Lawlor and Stenbeck and Dr. Cohn elected to receive their fees in Company common stock. Messrs. Brown, Paulsen, Bartos and Blackey and Ms. Aronson elected to receive their fees in cash.
(2)The value of stock awards in this table represents the fair value of such awards granted during the fiscal year, as measured in accordance with FASB ASC 718. The assumptions used to determine the valuation of the awards are discussed in Management’s Discussion and Analysis of Critical Accounting Policies and in Notes 1 and 8 to our consolidated financial statements, each included in the Company’s Annual Report on Form 10-K for the 2020 fiscal year, filed with the SEC on August 20, 2020.
(3)The aggregate number of RSUs held by each of the directors listed in the table above as of June 30, 2020 was as follows: Ms. Aronson, 12,277 shares; Mr. Brown, 86,180 shares; Dr. Cohn, 23,014 shares; Mr. Lawlor, 86,180 shares; Mr. Paulsen 3,088 shares; and Mr. Stenbeck 2,161 shares. Neither Mr. Bartos nor Mr. Blackey held any RSUs as of June 30, 2020.
(4)Mr. Stenbeck joined the Board effective November 13, 2019 and the fees and stock awards above are pro-rated from this date.
(5)Mr. Bartos resigned from the Board effective July 24, 2019 and the fees above are pro-rated to this date.
(6)Mr. Blackey’s term on the Board expired on November 13, 2019 and the fees and stock awards above are pro-rated to this date.

On July 23, 2014, the Board and the Compensation Committee established minimum stock ownership guidelines for non-employee directors that require each director to own Company common stock (including restricted stock units) having a value of at least five times his or her annual cash retainer for service as a board member.  Each director on the Board at the time had five years from adoption of these guidelines to reach this ownership level and any new director will have five years from the date of election to reach this ownership level.  All of our directors are in compliance with these guidelines.

PROPOSAL 3
ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Exchange Act require that we provide our stockholders with the opportunity to vote on a non-binding, advisory basis regarding the compensation of our Named Executive Officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC. In accordance with the preference of our stockholders, as expressed in a non-binding advisory vote on the frequency of advisory votes on executive compensation, the Company has determined to hold annual advisory votes on the compensation of the Named Executive Officers.

We seek to closely align the interests of our Named Executive Officers with the interests of our stockholders. We designed our compensation program to reward our Named Executive Officers for their individual performance and contributions to our overall business objectives, and for achieving and surpassing the financial goals set by our Compensation Committee and our Board.

The vote on this resolution is not intended to address any specific element of compensation. Instead, the vote relates to the overall compensation of our Named Executive Officers, as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC.

Based on the competitive, stockholder-aligned and results-oriented characteristics of our executive compensation program, we ask our stockholders to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2020 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the 2020 Summary Compensation Table and the other related tables and disclosure.”

While the Board and the Compensation Committee intend to carefully consider the results of the voting on this proposal when making future decisions regarding executive compensation, the vote is not binding on the Company or the Board and is advisory in nature. To the extent there is any significant vote against the compensation of our Named Executive Officers, the Compensation Committee will evaluate what actions may be necessary to address our stockholders’ concerns.

VOTE REQUIRED

The Board recommends that you vote “FOR” the non-binding resolution regarding the compensation of our Named Executive Officers, as disclosed in this proxy statement. Advisory approval of this non-binding resolution requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on this proposal at the Annual Meeting.

TRANSACTIONS WITH RELATED PERSONS

Pursuant to its written charter, the Audit Committee has the responsibility to review and approve all proposed related-party transactions involving directors and executive officers to which any such persons and the Company may be a party prior to their implementation to assess whether such transactions comply with the Company’s applicable policies, including any related-party transactions policy, and meet applicable legal requirements. The Company’s Code of Ethics and Business Conduct and the related Conflict of Interest Policy that was adopted in fiscal 2020 require our employees, officers and directors to avoid any position, relationship or activity in which his or her personal interests conflict with or interfere with the Company’s assets, including the following:

•Not working for a customer, competitor or supplier, vendor or other business partner of the Company, whether as an employee or a consultant;
•Not having a substantial equity, debt or financial interest in any competitor, supplier, customer or any company that seeks to do business with the Company;
•Not seeking or accepting, directly or indirectly, any payments, fees, loans or services from any person or entity as a condition of, or result of, their doing business with the Company; and
•Not receiving any loans or personal obligations from the Company.

Directors and executive officers must disclose any potential conflict of interest to our Chief Compliance Officer or otherwise as provided in the Conflict of Interest Policy. The Chief Compliance Officer will lead the process to determine whether a conflict of interest exists and any such conflict of interest must be submitted to the Audit Committee and then the Board of Directors (with only the independent members voting) for review and approval.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of September 14, 2020, certain information regarding beneficial ownership of our common stock by:

•Each person known to us to beneficially own 5% or more of our common stock;
•Each of our Named Executive Officers;
•Each of our directors; and
•All of our executive officers (as that term is defined under the rules and regulations of the SEC) and directors as a group.

We have determined beneficial ownership in accordance with Rule 13d-3 under the Exchange Act. Beneficial ownership generally means having sole or shared voting or investment power with respect to securities. Unless otherwise indicated in the footnotes to the table, each stockholder named in the table has sole voting and investment power with respect to the shares of common stock set forth opposite the stockholder’s name. We have based our calculation of the percentage of beneficial ownership on 40,128,569 shares of Company common stock outstanding on September 14, 2020. Unless otherwise noted below, the address for each person or entity listed in the table is c/o Cardiovascular Systems, Inc., 1225 Old Highway 8 NW, St. Paul, Minnesota 55112.

Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Shares Beneficially Owned
Named Executive Officers and Directors
Scott R. Ward(1)	506,815	1.3%
Rhonda J. Robb(2)	164,196	*
Jeffrey S. Points(3)	82,199	*
Alexander Rosenstein(4)	83,464	*
Ryan D. Egeland(5)	57,443	*
Martha Goldberg Aronson(6)	6,000	*
Edward Brown(7)	107,421	*
William Cohn(8)	4,376	*
Augustine Lawlor(9)	27,408	*
Erik Paulsen(10)	200	*
Stephen Stenbeck(11)	3,153	*
Kelvin Womack(12)	—	*
All Directors and Executive Officers as a Group (16 individuals)(13)	1,223,373	3.0%
5% Stockholders
Brown Capital Management, LLC(14)	5,868,827	14.6%
BlackRock, Inc.(15)	5,431,129	13.5%
Champlain Investment Partners, LLC(16)	2,398,195	6.0%
The Vanguard Group(17)	2,232,902	5.6%

*	Less than 1% of the outstanding shares.

(1)Includes 342,558 shares of restricted stock that are subject to a risk of forfeiture. Does not include 34,297 vested restricted stock units that represent the right to receive a payment in cash or shares from the Company equal in value to the market price of one share per unit of the Company’s common stock as of the date that is six months following the date of termination of Mr. Ward’s Board membership.
(2)Includes 149,206 shares of restricted stock that are subject to a risk of forfeiture.
(3)Includes 67,695 shares of restricted stock that are subject to a risk of forfeiture.
(4)Includes 53,684 shares of restricted stock that are subject to a risk of forfeiture.
(5)Includes 41,115 shares of restricted stock that are subject to a risk of forfeiture.
(6)Does not include 12,277 vested restricted stock units and 4,661 restricted stock units that vest 1/4th on each of September 30, 2020, December 31, 2020, March 31, 2021 and June 30, 2021 that represent the right to receive a payment in cash or shares from the Company equal in value to the market price of one share per unit of the Company’s common stock as of the date that is six months following the date of the termination of Ms. Aronson’s Board membership. Also does not include 2,411 vested restricted stock units that represent the right to receive a payment in cash or shares from the Company equal in value to the market price of one share per unit of the Company’s common stock as of August 15, 2022.
(7)Shares are held by the Edward and Catherine Brown Trust. Does not include 86,180 vested restricted stock units and 4,661 restricted stock units that vest 1/4th on each of September 30, 2020, December 31, 2020, March 31, 2021 and June 30, 2021 that represent the right to receive a payment in cash or shares from the Company equal in value to the market price of one share per unit of the Company’s common stock as of the date that is six months following the date of the termination of Mr. Brown’s Board membership.
(8)Does not include 23,014 vested restricted stock units and 4,661 restricted stock units that vest 1/4th on each of September 30, 2020, December 31, 2020, March 31, 2021 and June 30, 2021 that represent the right to receive a payment in cash or shares from the Company equal in value to the market price of one share per unit of the Company’s common stock as of the date that is six months following the date of the termination of Dr. Cohn’s Board membership.
(9)Does not include 86,180 vested restricted stock units and 4,661 restricted stock units that vest 1/4th on each of September 30, 2020, December 31, 2020, March 31, 2021 and June 30, 2021 that represent the right to receive a payment in cash or shares from the Company equal in value to the market price of one share per unit of the Company’s common stock as of the date that is six months following the date of the termination of Mr. Lawlor’s Board membership.
(10)Does not include 3,088 vested restricted stock units and 4,661 restricted stock units that vest 1/4th on each of September 30, 2020, December 31, 2020, March 31, 2021 and June 30, 2021 that represent the right to receive a payment in cash or shares from the Company equal in value to the market price of one share per unit of the Company’s common stock as of the date that is six months following the date of the termination of Mr. Paulsen’s Board membership.
(11)Does not include 2,161 vested restricted stock units and 4,661 restricted stock units that vest 1/4th on each of September 30, 2020, December 31, 2020, March 31, 2021 and June 30, 2021 that represent the right to receive a payment in cash or shares from the Company equal in value to the market price of one share per unit of the Company’s common stock as of the date that is six months following the date of the termination of Mr. Stenbeck’s Board membership.
(12)Does not include 3,856 restricted stock units that vest 1/4th on each of September 30, 2020, December 31, 2020, March 31, 2021 and June 30, 2021 that represent the right to receive a payment in cash or shares from the Company equal in value to the market price of one share per unit of the Company’s common stock as of the date that is six months following the date of the termination of Mr. Womack’s Board membership.
(13)Includes 797,649 shares of restricted stock that are subject to a risk of forfeiture.
(14)Brown Capital Management, LLC reported in a Schedule 13G/A filed with the SEC on February 14, 2020 that it held sole voting power with respect to 3,758,925 shares and sole dispositive power with respect to 5,868,827 shares of the Company’s common stock, and that The Brown Capital Management Small Company Fund held sole voting and dispositive power with respect to 3,138,112 shares of the Company’s common stock. The address for Brown Capital Management, LLC and The Brown Capital Management Small Company Fund is 1201 N. Calvert Street, Baltimore, MD 21202.
(15)BlackRock, Inc. reported in a Schedule 13G/A filed with the SEC on February 3, 2020 that it held sole voting power with respect to 5,353,432 shares and sole dispositive power with respect to 5,431,129 shares of the Company’s common stock. The address for BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.
(16)Champlain Investment Partners, LLC reported in a Schedule 13G/A filed with the SEC on February 13, 2020 that it held sole voting power with respect to 1,764,690 shares and sole dispositive power with respect to 2,398,195 shares of the Company’s common stock. The address for Champlain Investment Partners, LLC is 180 Battery St., Burlington, VT 05401.
(17)The Vanguard Group reported in a Schedule 13G filed with the SEC on February 10, 2020 that it held sole voting power with respect to 72,861 shares, shared voting power with respect to 6,609 shares, sole dispositive power with respect to 2,157,715 shares, and shared dispositive power with respect to 75,187 shares of the Company’s common stock. The address for The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based on a review of the copies of such reports furnished to the Company, the officers, directors and greater than 10% stockholders complied with all Section 16(a) filing requirements during the fiscal year ended June 30, 2020 and thereafter prior to September 29, 2020.

EQUITY COMPENSATION PLAN INFORMATION

The following table presents the equity compensation plan information as of June 30, 2020:

	Number of securities to be issued upon exercise of outstanding options, warrants, and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)(1)
Equity compensation plans approved by stockholders	—	$—	3,199,809
Equity compensation plans not approved by stockholders	—	$—	—
TOTAL	—	$—	3,199,809

(1)Includes 1,669,772 shares of common stock available for issuance under the Company’s 2017 Equity Incentive Plan and 1,530,037 shares of common stock available for issuance under the Company’s 2015 Employee Stock Purchase Plan at June 30, 2020.

FORM 10-K INFORMATION

A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JUNE 30, 2020 (WITHOUT EXHIBITS) ACCOMPANIES THIS NOTICE OF MEETING AND PROXY STATEMENT. NO PART OF THE FORM 10-K IS INCORPORATED HEREIN AND NO PART THEREOF IS TO BE CONSIDERED PROXY SOLICITING MATERIAL. THE COMPANY WILL FURNISH WITHOUT CHARGE TO EACH PERSON WHOSE PROXY IS BEING SOLICITED, UPON WRITTEN REQUEST OF ANY SUCH PERSON, ANY EXHIBIT DESCRIBED IN THE LIST ACCOMPANYING THE FORM 10-K, UPON THE PAYMENT, IN ADVANCE, OF REASONABLE FEES RELATED TO THE COMPANY’S FURNISHING SUCH EXHIBIT(S). REQUESTS FOR COPIES OF SUCH EXHIBIT(S) SHOULD BE DIRECTED TO THE COMPANY’S SECRETARY AT 1225 OLD HIGHWAY 8 NW, ST. PAUL, MINNESOTA 55112.

OTHER MATTERS

The Board and management know of no other matters that will be presented for consideration at the Annual Meeting. However, since it is possible that matters of which the Board and management are not now aware may come before the Annual Meeting or any adjournment of the Annual Meeting, the proxies confer discretionary authority with respect to acting thereon, and the persons named in such properly executed proxies intend to vote, act and consent in accordance with their best judgment with respect thereto. Upon receipt of such proxies (in the form enclosed) in time for voting, the shares represented thereby will be voted as indicated thereon and in this proxy statement.

By Order of the Board of Directors

Scott R. Ward
Chairman of the Board,
President and Chief Executive Officer

St. Paul, Minnesota
September 29, 2020

CARDIOVASCULAR SYSTEMS, INC.
C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS, INC.
P.O. BOX 1342
BRENTWOOD, NY 11717

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on November 10, 2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/CSII2020**

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on November 10, 2020. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D22773-P42783

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CARDIOVASCULAR SYSTEMS, INC.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Martha Goldberg Aronson	☐	☐	☐
1b. William Cohn, M.D.	☐	☐	☐
1c. Stephen Stenbeck	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3:

NOTE: Proposal 1 is to elect Class III directors to hold office until the 2023 Annual Meeting of Stockholders. In their discretion, the proxies named on the reverse side of this card are also authorized to vote upon such other matters as may properly come before the Annual Meeting of Stockholders and at any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Fiscal 2020 Annual Report on Form 10K to Stockholders and Notice and Proxy Statement are available at www.proxyvote.com.

D22774-P42783

CARDIOVASCULAR SYSTEMS, INC.
Annual Meeting of Stockholders
November 11, 2020 10:00 a.m. CT
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Scott R. Ward and Jeffrey S. Points, and each of them individually, as attorneys and proxies of the undersigned, with the power to act without the other and with full power of substitution, and hereby authorizes them to represent and to vote all of the shares of stock of Cardiovascular Systems, Inc., a Delaware corporation, standing in the name of the undersigned with all the power which the undersigned would have if present at the Annual Meeting of Stockholders to be held on November 11, 2020, at 10:00 a.m. (Central Time), via webcast at www.virtualshareholdermeeting.com/CSII2020, and any adjournment or adjournments thereof, as fully and with the same force and effect as the undersigned might or could so act if personally present thereat, upon and in respect of the matters listed on the reverse side and in accordance with the instructions designated on the reverse side, with discretionary authority as to any and all other matters that may properly come before the meeting.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no selection is made, this Proxy will be voted "FOR" the nominees in Proposal 1, and "FOR" Proposals 2 and 3.

Continued and to be signed on reverse side